As filed with the U.S. Securities and Exchange Commission on January 15, 2020.

Registration No. 333-234623

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

ELECTROMEDICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	5047 (Primary Standard Industrial Classification Code Number)	82-2619815 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Wolfson

16561 N. 92nd Street, Suite 101

Scottsdale, AZ 85260

(888) 880-7888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mailander Law Office, Inc.

Tad Mailander

945 4th Avenue, Ste. 311

San Diego, CA 92101

(619) 239-9034

Approximate dates of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☒

		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE CHART

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Newly Issued Common Stock Issued and Outstanding to be registered as part of a Primary Direct Offering (as hereinafter defined)	10,000,000	$1.94	$19,400,000.00	$2,518.12

Common Stock to be registered as part of a Secondary Offering by certain Selling Security Holders (hereinafter defined) (1)	4,887,458	$1.94	$9,481,668,52	$1,230.72

Common Stock issuable upon exercise of outstanding warrants (2)	100,000	$1.94	$194,000.00	$25.18

Common Stock issuable upon exercise of Outstanding options (3)	275,000	1.94	$533,500.00	$69.25
Total	15,262,458	$1.94	$29,609,168.52	$3,843.27

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus.
(2)	The shares of our common stock issuable upon exercise of outstanding warrants being registered hereunder are being registered for sale by the selling security holder named in the prospectus.
(3)	The shares of our common stock issuable upon exercise of outstanding options being registered hereunder are being registered for sale by the selling security holders named in the prospectus.
(4)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended using the average of the high and low prices as reported on OTC Markets as of the filing date.

THE REGISTRANT HEREBY RESERVES THE RIGHT TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THIS REGISTRATION STATEMENT AND THE PROSPECTUS THEREIN COVER THE REGISTRATION OF 15,262,458 SHARES OF COMMON STOCK.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 15, 2020

PRELIMINARY PROSPECTUS

ELECTROMEDICAL TECHNOLOGIES, INC.

16561 N. 92ND Street, Suite 101

Scottsdale, AZ 85260

(888) 880-7888

15,262,458 SHARES OF COMMON STOCK

10,000,000 Shares of Common Stock being sold at $1.94 per share pursuant to the Primary Direct Offering

5,262,458 shares of Common Stock being offered at $1.94 per share by the Selling Security Holders

	Sale Total Depending on Percentage of Primary Offering Securities Sold
	Per Share	100%	75%	50%	25%
Public Offering Price	$1.94	$19,400,000	$14,550,000	$9,700,000	$4,850,000
Underwriting Discounts and Commissions	$-	$-	$-	$-	$-
Proceeds to Electromedical Technologies, Inc.	$1.94	$19,400,000	$14,550,000	$9,700,000	$4,850,000

This preliminary prospectus relates to the registration of 15,262,458 shares of common stock in Electromedical Technologies, Inc., a Delaware corporation (referred to herein as the “Company,” “ELCQ,” “we,” “our,” “us,” or other similar pronouns). The Company is registering 10,000,000 shares of common stock at $1.94 per share in a direct public offering (“Primary Direct Offering”). In addition, the Company is registering 5,262,458 shares of common stock currently held by our “Selling Shareholders,” or individually, “Selling Shareholder.” The Selling Security Holders will sell the shares of common stock at the fixed price of $1.94 per share until such time, if ever, that the common stock is quoted on the OTCQX, OCTQB or listed on a national securities exchange. See “Plan of Distribution” beginning on page 25 of this prospectus for more information.

The Company will be registering all common stock under the Exchange Act in connection with this Offering. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission.

Our shares of common stock subject to the Primary Direct Offering and Selling Shareholders are referred to herein collectively as our “Shares.” We estimate our total offering registration costs to be approximately $3,843.27 and our legal, auditor and related fees will be $220,000 equaling at total expense to the Company of $223,843.27 relating to the registration.

There is no minimum number of shares that must be sold by us for the offering to proceed. The Company will retain any proceeds from the Direct Offering, while the Selling Shareholders will retain the proceeds from the Resale.

Our Common Stock is currently quoted on the OTC Markets Pink under the symbol “ELCQ”. On November 8, 2019 closing price as reported was $1.94 per share. This price will fluctuate based on the demand for our Common Stock.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED ON PAGE 9. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 15, 2020

You should rely only on the information contained or incorporated by reference to this Prospectus in deciding whether to purchase our Shares. We have not authorized anyone to provide you with information different from that contained in this Prospectus. Under no circumstances should the delivery to you of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time after the date of this Prospectus. Our business, financial condition, operating results and prospects may have changed since that date. To the extent that any facts or events arising after the date of this Prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this Prospectus, this Prospectus will be updated to the extent required by law.

Electromedical Technologies, Inc., ELCQ, the ELCQ logo, and other trademarks or service marks of Electromedical Technologies, Inc. appearing in this Prospectus are the property of Electromedical Technologies, Inc. This Prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this Prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

GENERAL MATTERS

Unless otherwise noted or the context indicates otherwise “we,” “us,” “our,” “Company” or “ELCQ” refers to Electromedical Technologies, Inc.

References to “Management” in this Prospectus mean the senior officers of the Company. See “Directors and Executive Officers.” Any statements in this Prospectus made by or on behalf of Management are made in such persons’ capacities as officers of the Company and not in their personal capacities.

Prospective purchasers should rely only on the information contained in this Prospectus. We have not authorized any other person to provide prospective purchasers with additional or different information. If anyone provides prospective purchasers with additional or different or inconsistent information, including information or statements in media articles about us, prospective purchasers should not rely on it. Prospective purchasers should assume that the information appearing in this Prospectus is accurate only as at its date, regardless of its time of delivery or of any distribution of the Offered Shares. Our business, financial conditions, results of operations and prospects may have changed since that date.

We present our Financial Statements (as defined below) in United States dollars. Unless otherwise indicated, all references to dollar amounts in this Prospectus are to United States dollars. Reference to “United States” or “U.S.” are references to the United States of America.

CAUTIONARY NOTE TO INVESTORS

Investment on our Company in on our Common Shares involves risks. We refer you to our Risk Factors and other sections of this Prospectus relative to outlining such risks.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this Prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire Prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this Prospectus and any amendment or supplement hereto.

Our Business and Corporate History

The Company was formed in Nevada in August 30, 2002 as IntelSource Group, Inc. and began operations in 2003. Through a series of mergers, the Company began operating as ElectroMedical Technologies, LLC, an Arizona limited liability company on November 9, 2010. The Company converted to a corporation in the State of Delaware on August 23, 2017. On September 20, 2017, the Company filed Form 1-A Regulation A Offering (the “Reg A Offer”) Statement under the Securities Act of 1933 issuing up to 15,000,000 common shares. The offering consisted of 7,042,254 shares of common stock at a price of $0.71 per share. The Company’s Reg A Offer was closed on August 27, 2018. Pursuant to the Reg A Offer, the Company sold and issued a total of 724,674 common shares to 46 shareholders with net proceeds of $441,662 which includes costs totaling $72,856. The Company incurred additional costs totaling $194,146, which have been recorded as a reduction in stockholders’ deficit as of December 31, 2018

Electromedical Technologies is a bioelectronics manufacturing and marketing company. Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. In the future we plan to apply for FDA clearance for our Wellness Pro Pod product, which will be a compact version of our core product technology.

Bioelectronics is a developing field of “electronic” medicine, which uses electrical impulses over the body’s neural circuitry to try to alleviate pain, without drugs. The human body is controlled by electrical signals sent through the nervous system, which can become distorted after accidents or as a result of disease. The field of bioelectronic medicine aims to safely correct irregularities in the nervous system by modifying the electrical language of the body related to pain relief.

Our mission is to improve global wellness for people suffering from various painful conditions by relieving chronic and acute pain using energy, frequency and vibration as an alternative to pharmaceuticals; and one day, read and modifies electrical signals passing along nerves in the body, to restore long-term health. We believe that we do this by delivering innovative solutions providing fast and long lasting pain relief across the broadest range of ailments. We engineer simple-to-use bioelectronics therapy devices, which send a proprietary sequence of electrical signals. We believe our devices have proven to be highly effective over the past decade and have the technological capability to be used in medical research.

We have a corporate goal to offer the public effective alternatives to addictive pain relieving drugs, such as opioids. According to the Society of Actuaries, opioid overdose deaths are now the single largest factor slowing the growth in U.S. life expectancy and has led to stagnation or decreases in life expectancy three years in a row for the first time since 1915–1918, when the country was facing World War I and the Spanish flu pandemic The Centers for Disease Control (CDC) reports that overdose deaths involving prescription opioids have quadrupled since 1999 and that drug overdoses now kill more people every year than gun violence or car accidents. From 1999 to 2017, more than 702,000 people have died from a drug overdose. In 2017, more than 70,000 people died from drug overdoses, making it a leading cause of injury-related death in the United States. It is our aim to offer effective non toxic, non invasive alternatives to pain management.

We believe that we can provide an opioid-free solution to millions of people suffering from chronic and acute pain just in the US market alone. In recent years, we have also focused on the market for U.S. military service veterans, many of which do not have many options other than powerful drugs that can cause side effects when it comes to treating chronic or acute pain. We intend to offer a special program that will offer our new POD devices at no upfront cost for veterans of the U.S. armed forces, which according to the National Center for Veterans Analysis and Statistics – Veteran Population Report dated May 3, 2019, consisted of 20.8 million individuals as of 2015. We also plan to offer the program to the immediate families of these veterans.

The Company is publically traded on the OTC Markets Pink Sheet tier under the symbol ELCQ.

The Company will be registering all common stock under the Exchange Act in connection with this Offering.

For more information about current business operations, please see the section of this Prospectus entitled “Description of Business” beginning on page 29.

SUMMARY FINANCIAL INFORMATION

The following tables summarize our financial data for the periods presented and should be read together with the sections of this Prospectus entitled “Risk Factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes appearing elsewhere in this Prospectus. We derived the summary financial information for the periods ended December 31, 2018 and December 31, 2017 from our audited financial statements and related notes appearing elsewhere in this Prospectus. The audited historical results are not necessarily indicative of the results we expect in the future.

The Company’s financial statements for the period ended June 30, 2019 appearing elsewhere in this Prospectus are not audited. The unaudited historical results are not necessarily indicative of the results we expect in the future.

The Company sustained continued operating losses during the years ended December 31, 2018 and 2017 and for the six-month period ended June 30, 2019.  The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Audited Balance Sheet

Summary Data

For Years Ending December

	2018	2017
Cash	$-	27,860
Total Current Assets	171,931	359,905
TOTAL ASSETS	978,786	1,177,795
Total Liabilities	3,039,026	2,037,756
Stockholders’ Deficit	(2,060,240)	(859,961)
Total Liabilities and Total Deficit	978,786	1,177,795

Audited Statement of Operations

Summary Data

For Years Ending December

	2018	2017
Revenues	$675,383	857,717
Total Operating Expenses	787,370	1,116,992
Operating Loss	(280,703)	(456,705)
Net Loss	(1,950,714)	(510,412)
Average Shares Outstanding	15,198,564	15,000,000

SUMMARY OF THIS OFFERING

Securities being registered by the Selling Security Holders pursuant to the Secondary Offering:	5,262,458 shares of common stock

Secondary Offering price:	$1.94

Secondary Offering period:	From the date of this prospectus until February 28, 2020

Newly issued common stock being registered pursuant to the Direct Primary Offering:	10,000,000 shares of common stock

Primary Offering price:	$1.94 per share

Primary Offering period:	From the date of this prospectus until February 28, 2020

Number of Shares Outstanding After the Offering:	26,960,994 shares of common stock

Market for the Common Stock:	Our shares of Common Stock are currently listed on the OTC Markets Pink under the symbol “ELCQ”.

Use of proceeds:

We will receive approximately $19.400,000 in gross proceeds if we sell all of the shares in the Primary Offering. We will receive estimated net proceeds of approximately $19,180,000 after incurring an estimated $220,000 in expenses related to the Primary Offering, if we sell all of those shares.

We will receive none of the proceeds from the sale of shares by the Selling Security Holders. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to:

Electromedical Technologies, Inc. 16561 N. 92nd Street, Suite 101 Scottsdale, AZ 85260 Attention: Matthew Wolfson

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this Prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our shares of Common Stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our shares of Common Stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

There could be unidentified risks involved with an investment in our securities

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

RISKS RELATED TO OUR BUSINESS

We are reliant on one main type of product.

We currently rely, and in the future will rely, on sales of our current and new WellnessPro products for our revenues. Though our WellnessPro POD product will be a consumer-focused version of our existing clinical product, it may not receive the market acceptance needed to achieve our revenue goals. Further, the current version of our product, the WellnessPro Plus may face resistance in the market and we may not be able to expand the market acceptance of this product. Achieving and maintaining market acceptance of WellnessPro products could be negatively impacted by many other factors, including, but not limited to:

•	lack of sufficient evidence supporting the benefits of WellnessPro over competitive products or other available treatment or lifestyle management;

•	patient resistance to using the device or making required payments;

•	results of clinical studies relating to WellnessPro or similar products;

•	claims that WellnessPro, or any component thereof, infringes on patent or other intellectual property rights of third-parties;

•	perceived risks associated with the use of WellnessPro or similar products or technologies;

•	the introduction of new competitive products or greater acceptance of competitive products;

•	adverse regulatory or legal actions relating to WellnessPro or similar products or technologies; and

•	problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships.

Any factors that negatively impact sales of WellnessPro would adversely affect our business, financial condition and operating results.

We are a comparatively early stage company and have not generated profits as of our last reporting period, the reporting periods ended June 30, 2019, or during the last two years.

Electromedical Technologies began operations in 2003 and has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with comparatively new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our board of directors determines that we are financially able to do so. Electromedical Technologies has incurred a net loss in the last two fiscal years since inception and as of December 31, 2018 has incurred $3,508,362 of accumulated net losses. There is no assurance that we will be profitable in the near future or generate sufficient revenues to pay dividends to the holders of the shares.

We will need to raise substantial capital in order to continue operations and our financial condition raises substantial doubts about our ability to continue as a going concern.

The Company expects to incur additional losses as it executes its business strategy. The Company will be subject to the risks, uncertainties, and difficulties frequently encountered by early-stage companies. The Company may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause the Company’s business, results of operations, and financial condition to suffer. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is an issue due to its net losses and negative cash flows from operations, and its need for additional financing to fund future operations. Management plans to obtain necessary funding from outside sources and through the sales of Company shares. There can be no assurance that such funds, if available, can be obtained on terms reasonable to the Company.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: general industry trends in the pain management, rehabilitation and physical therapy market, the perception of the efficacy of our products, our ability to market our products to consumer and medical practitioners, headcount and other operating costs, general industry and regulatory conditions and requirements. The Company's operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

We face significant market competition.

We operate in the pain management, rehabilitation and physical therapy market. We not only compete with other similar devices that treat pain and other medical ailments but also with traditional treatment approaches such as drug prescriptions and surgery and rehabilitation therapy. Further, our competitors include several large, diversified companies who have more financial, marketing and other resources, distribution networks and greater name recognition than us. Our ability to be successful will depend on our ability to compete with both device competitors as well as other treatment approaches.

We operate in an industry that is competitive and subject to technological change.

The bioelectronics and electro medicine industries are characterized by competition and technological change, where we compete on a variety of factors, including price, clinical outcomes, product features and services. Potential competitors include large medical device manufacturers and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competitors may be able spend more money on marketing campaigns, respond quicker to new technological changes, or be better adept at attracting customers, employees and partners. If our competition is better able to develop and market products or services that are cheaper, safer, more effective or otherwise more appealing to consumers, we may be unable to effectively compete.

We may receive a significant number of warranty claims or our products may require significant amounts of service after sale.

Sales of the WellnessPro products will include a three-year warranty and our WellnessPro Pod products include a one-year warranty to cover issues other than for normal wear and tear. We will also provide customers with the option to purchase an extended warranty to extend the standard warranty from a one-year to a three-year warranty. As the number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

Product and software defects could harm our business.

Manufacturing or design defects, unanticipated use of our products or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events, including recalls or safety alerts relating to WellnessPro products (either voluntary or required by the FDA or similar governmental authorities in other countries). These recalls could lead to significant costs or the removal of our product from the market. Further, even though we rely on third-party manufacturers their liability is limited contractually; therefore, we could bear the burden of the costs for manufacturing defects. In addition, any defects could subject us to product liability claims, reputational damage and negative publicity, all of which would negatively impact our business.

We manufacture a medical device and, therefore, could be subject to litigation.

Product liability claims are common in the medical device industry. Even though, we have not been subject to such claims in the past, we could be the defendant in a lawsuit including those related to product liability claims alleging defects in the design, manufacture or labeling of our products. Any litigation, regardless of its merit or eventual outcome, could result in significant legal costs and high damage awards or settlements. Although we currently maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or at adequate amounts.

We rely on sales representatives and distributors to sell our products.

We currently sell our products to consumers through a network of independent sales representatives and distributors, domestically and internationally, as well as through the Company’s website.  We are dependent upon these sales representatives and distributors to both sell our products and assist in the promotion and marketing of our products; however, they are under no contractual obligation to continue to promote our products to their customers.  Further, our sales representatives and distributors can sell the products of our competitors and are not required to promote our product over those of our competitors. Many of our sales representatives and distributors may terminate their relationship with us at any time. Moreover, one of our distributors represents approximately 20% of our annual sales. If we are no longer able to rely on one of more of our distributors, we may experience a decrease in sales, which will negatively impact our business.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of Management, as well as other personnel. We have a small management team, and the loss of a key individual or our inability to attract suitably qualified replacements or additional staff could adversely affect our business. Our success also depends on the ability of Management to form and maintain key commercial relationships within the marketplace. No assurance can be given that key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected. We do not maintain key-man life insurance on any of our executive employees.

The lack of available and cost-effective directors and officer’s insurance coverage in our industry may cause us to be unable to attract and retain qualified executives, and this may result in our inability to further develop our business

Our business depends on attracting independent directors, executives and senior management to advance our business plans. We currently do not have directors and officer’s insurance to protect our sole director or any new directors that may be appointed in the future and the Company against the possible third-party claims. This is due to the significant lack of availability of such policies at reasonably competitive prices. As a result, the Company and our executive directors and officers are susceptible to liability claims arising by third parties, and as a result, we may be unable to attract and retain qualified independent directors and executive management causing the development of our business plans to be impeded as a result.

If we fail to maintain satisfactory relationships with future customers, our business may be harmed.

Due to competition or other factors, we could lose business from our future customers, either partially or completely. The future loss of one or more of our significant customers or a substantial future reduction of orders by any of our significant customers could harm our business and results of operations. Moreover, our customers may vary their order levels significantly from period to period and customers may not continue to place orders with us in the future at the same levels as in prior periods. In the event that in the future we lose any of our larger customers, we may not be able to replace that revenue source. This could harm our financial results.

Management of growth will be necessary for us to be competitive

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

We currently rely on third party manufacturers located in Asia.

Currently, our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located in Asia, mainly in China. A manufacturing contractor’s failure to ship our products to us in a timely manner or meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. Due to our overseas production, which is more than 80% of total production, our business is subject to the following risks:

•	political and economic instability, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;

•	imposition of regulations and quotas relating to imports;

•	imposition of increased duties, taxes and other charges on imports;

•	labor shortages in China;

•	a significant decrease in availability or an increase in the cost of raw materials;

•	restrictions on the transfer of funds to or from China;

•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	increases in the costs of tariffs, fuel, travel and transportation;

•	increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies, particularly the Chinese Yuan, and higher labor costs being experienced by our manufacturers in China; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

We depend on key personnel and have a difficult time recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Matthew Wolfson, and our computer and engineering teams. In addition, due to our financial resources and specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

Our strategies to grow our business may not be successful.

We are pursuing a variety of strategies to grow our business, including:

•	collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships;

•	pursuing sales in international markets; and

•	acquisitions of complementary products or technologies.

In addition to stretching our financial and management resources, each of these strategies has its own inherent risks. For instance, arranging collaborations, licensing arrangements, joint ventures, strategic alliances, partnerships and acquisitions can be a lengthy and complex process and we may not enter into such arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. Even if we do enter into such arrangements, they may not result in achieving and developing new models and revenue streams. Expansion internationally could result in additional costs and risks, including those related to development of new distribution channels, increased shipping and distribution costs, compliance with foreign laws and regulations as well as U.S. law controlling international business practices of U.S. companies (such as regulations under the Foreign Corrupt Practices Act and the requirements of the Office of Foreign Assets Control), currency fluctuations as well as subjecting us to geopolitical and trade risks. Failure to implement growth strategies could severely impair our business.

We are subject to substantial regulation and industry standard guidelines related to the manufacturing, labeling and marketing of our products.

The FDA, other applicable U.S. and foreign government agencies, and industry associations regulate or provide guidance on the types of products that we can produce and how we manufacture, label and market those products. These regulations relate to product quality, safety and effectiveness. Further, our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the FDA’s Quality System Regulation (“QSR”) and comparable foreign and ISO regulations. As part of our business plan, we have previously partnered and plan in the future to partner with third parties in the development and manufacturing of these products. We may have limited ability to control any partners’ process and quality control. Further, we do not independently have regulatory counsel and rely on our partners’ specifications for compliance with their regulations and guidelines. Failure by us or our partners to comply with current or future government regulations and quality assurance guidelines or concerns related to safety and manufacturing issues could lead to product recalls, fines, temporary manufacturing shutdowns, product shortages, declines in sales, loss of approvals and certifications, and delays in manufacturing. Any or all of these actions could result in our failure to continue operations or become profitable. Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. In the future we plan to apply for FDA clearance under the 510(K) clearance process for our Wellness Pro Pod product, which will be a compact version of our core product technology.

We operate in a market that is subject to changing statutory provisions and regulations and interpretations of those statutory provisions and regulations.

Regulatory authorities and legislative bodies pass inconsistent and constantly changing laws and regulations, including in the areas related to medical devices, labor and employment laws, and import-export regulations. In particular, we are subject to various domestic and international laws and regulations which determine how we develop, test, manufacture, label, store, install, service, advertise, promote, market, distribute, import, export and market our products. Currently, the WellnessPro device is considered a Class II device by the FDA. Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. In the future we plan to apply for FDA clearance under the 510(K) clearance process for our Wellness Pro Pod product, which will be a compact version of our core product technology.

See section “The Company’s Business – Regulation.” We anticipate that our products will continue to be governed by Class I and Class II and in the future possibly Class III requirements. Changes in laws and regulations or different interpretations of those laws and regulations could make it difficult or impossible to comply or increase our regulatory compliance burdens and therefore hinder our ability to operate profitably. In addition, various laws govern healthcare and the payment for medical devices. Some of our clients are able to purchase our devices because of reimbursements from third parties, including independent and government sponsored insurance schemes. Changes in reimbursements or how our devices are classified could negatively impact our business.

We may be subject to patient data protection requirements.

There are a number of federal, state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services, or HHS, promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. If we or any of our service providers are found to be in violation of the promulgated patient privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and operating results.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining patent protection for our methods of manufacturing our products, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future patents or defend our current and future patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert patent infringement claims with respect to our products or technologies. Any litigation relating to either protecting our intellectually property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

As a growing company, we have to develop reliable accounting resources and internal controls. Failure to achieve and maintain effective controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports. We are in the process of implementing a system of internal controls. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

If product liability lawsuits are brought against us, our business may be harmed, and we may be required to pay damages.

Our business exposes us to potential product liability claims that are inherent in the testing, manufacture and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, malfunctions, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition or injury to patients.

Regardless of the merit or eventual outcome, product liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	significant litigation costs;

•	substantial monetary awards to or costly settlements with patients;

•	product recalls;

•	material defense costs;

•	loss of revenues;

•     the inability to commercialize new products or product candidates; and diversion of management attention from pursuing our business strategy

RISKS OF GOVERNMENT ACTION AND REGULATORY UNCERTAINTY

Our products and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

We and our products are subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; marketing, sales and distribution; premarket clearance and approval; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export. Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. In the future we plan to apply for FDA clearance for our Wellness Pro Pod product under the 510(K) clearance process, which will be a compact version of our core product technology.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA enforces these regulatory requirements through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of current clearances or approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

We may not receive the necessary clearances or approvals for our future products, and failure to timely obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

An element of our strategy is to continue to upgrade our products, add new features and expand clearance or approval of our current products to new indications. In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or approval of a premarket approval application, or PMA, from the Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. In the future we plan to apply for FDA clearance for our Wellness Pro Pod product under the 510(K) clearance process, which will be a compact version of our core product technology., unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the PMA process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. Our ability to successfully obtain clearance for any new indications will be dependent on us submitting data as to the successful completion of clinical trials evidencing safety and efficacy. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. However, some devices are automatically subject to the PMA pathway regardless of the level of risk they pose because they have not previously been classified into a lower risk class by the FDA. Manufacturers of these devices may request that FDA review such devices in accordance with the de novo classification procedure, which allows a manufacturer whose novel device would otherwise require the submission and approval of a PMA prior to marketing to request down-classification of the device on the basis that the device presents low or moderate risk. If the FDA agrees with the down classification, the applicant will then receive authorization to market the device. This device type can then be used as a predicate device for future 510(k) submissions. We initially received marketing authorization of our device through the de novo classification process, and we have made changes to our system through subsequent 510(k) clearances. The process of obtaining regulatory clearances or approvals, or completing the de novo classification process, to market a medical device can be costly and time consuming, and we may not be able to successfully obtain pre-market reviews on a timely basis, if at all.

Modifications to products that are approved through a PMA application generally require FDA approval. Similarly, certain modifications made to products cleared through a 510(k) or authorized through the de novo classification process may require a new 510(k) clearance. Each of the PMA approval, de novo classification and the 510(k) clearance processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to twelve months, but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is filed with the FDA. In addition, a PMA generally requires the performance of one or more clinical trials.

Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals or clearances could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device, which may limit the market for the device.

Any modifications to our existing products may require new 510(k) clearance; however, future modifications may be subject to the substantially more costly, time-consuming and uncertain PMA process. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could cause our sales to decline.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including: we may be unable to demonstrate to the FDA’s satisfaction that the product or modification is substantially equivalent to the proposed predicate device or safe and effective for its intended use; the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required; and the manufacturing process or facilities we use may not meet applicable requirements.

Even if granted, a 510(k) clearance, de novo classification, or PMA approval imposes substantial restrictions on how our devices may be marketed or sold, and the FDA continues to place considerable restrictions on our products and operations. For example, the manufacture of medical devices must comply with the FDA’s Quality System Regulation, or QSR. In addition, manufacturers must register their manufacturing facilities, list the products with the FDA, and comply with requirements relating to labeling, marketing, complaint handling, adverse event and medical device reporting, reporting of corrections and removals, and import and export. The FDA monitors compliance with the QSR and these other requirements through periodic inspections. If our facilities or those of our manufacturers or suppliers are found to be in violation of applicable laws and regulations, or if we or our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action, including any of the following sanctions: untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties; customer notifications or repair, replacement, refunds, detention or seizure of our products; operating restrictions or partial suspension or total shutdown of production; refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products; withdrawing 510(k) marketing clearances or PMA approvals that have already been granted; refusing to provide Certificates for Foreign Government; refusing to grant export approval for our products; or pursuing criminal prosecution. Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands, and could have a material adverse effect on our reputation, business, results of operations and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our sales and our ability to generate profits. Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. In the future we plan to apply for FDA clearance for our Wellness Pro Pod product under the 510(K) clearance process, which will be a compact version of our core product technology.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance or restrict our ability to maintain our current clearances. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the Trump administration may impact our business and industry. Namely, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

In order to sell our products in member countries of the EEA our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC). Compliance with these requirements is a prerequisite to be able to affix the CE Mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a Member State of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE Mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

We or our distributors will may also need to obtain regulatory approval in other foreign jurisdictions in which we plan to market and sell our products, and we or they may not obtain such approvals as necessary to commercialize our products in those territories.

Our products must be manufactured in accordance with federal and state regulations, and we could be forced to recall our installed systems or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

We or our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals or clearances; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us or our employees.

Any of these actions could significantly and negatively impact supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and suffer reduced revenues and increased costs.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

We may need additional capital that will dilute the ownership interest of investors.

We may require additional capital to fund our future business operations. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our shares of common stock, who may experience dilution of their ownership interest of our shares of Common Stock. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. During recent financial periods, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional shares of Common Stock by our board of directors may have the effect of further diluting the proportionate equity interest and voting power of holders of our shares of Common Stock.

We will be controlled by existing shareholders after this offering.

Upon the completion of this Offering, our sole director and officer currently in place will continue to oversee the Company’s operations.

As a result, our sole director and officer will likely have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of its board of directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company and changing the Company’s dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of the Company, even when such a change of control would be in the best interests of the Company’s other stockholders.

Offering does not require a minimum number of shares to be sold. As such, we may not receive sufficient funds from this Offering. Thus, investors could be at risk.

This offering does not require a minimum number of shares to be sold. We may raise less than the amount required to execute our stated minimum business plan, which calls for funding of $4.85 million. If we are unable to raise sufficient funding to achieve the $4.85 million in gross proceeds need to implement this minimum business plan, we may not be able to execute our business plan as currently designed. Investors could be at risk if we are unable to raise this minimum business plan amount because funds will be need to be reserved for fees and expenses related to this offering and for administrative expense. As is outlined elsewhere in this filing, we estimate our total offering registration costs to be approximately $3,843.27 and our legal, auditor and related fees will be $220,000 equaling at total expense to the Company of $223,843.27 relating to the registration. A significant portion of these fees will be incurred by the Company regardless of the amount of gross proceeds raised via this Offering.

Our shares of Common Stock qualify as a penny stock. As such, we are subject to the risks associated with "penny stocks". Regulations relating to "penny stocks" limit the ability of our shareholders to sell their shares and, as a result, our shareholders may have to hold their shares indefinitely.

Our shares of Common Stock are deemed to be "penny stock" as that term is defined in Regulation Section 240.3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks: (a) with a price of less than $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the Securities Exchange Act of 1934 and Regulation 240.15g(c)2 of the Securities and Exchange Commission require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our shares of Common Stock are urged to obtain and read such disclosure carefully before purchasing any shares of Common Stock that are deemed to be "penny stock".

Moreover, Regulation 240.15g-9 of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in our shares of Common Stock to resell their shares to third parties or to otherwise dispose of them. Holders should be aware that, according to SEC Release No. 34-29093, dated April 17, 1991, the market for penny stocks suffers from patterns of fraud and abuse.

Our Management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, Management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock and to deposit certificates in paper form or to clear shares for trading under Safe Harbor exemptions and regulations for unregistered shares.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker- dealers to recommend that their customers buy our shares of Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares. FINRA requirements make it more difficult for our investors to deposit paper stock certificates or to clear our shares of Common Stock that are transferred electronically to brokerage accounts. There can be no assurances that our investors will be able to clear our shares for eventual resale.

Costs and expenses of being a reporting company under the 1934 Securities Exchange Act may be burdensome and prevent us from achieving profitability

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and parts of the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources.

RISKS RELATED TO THE OFFERING

Since our shares of Common Stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our shares of Common Stock are thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to): the trading volume of our shares, the number of analysts, market-makers and brokers following our shares of Common Stock, new products or services introduced or announced by us or our competitors, actual or anticipated variations in quarterly operating results, conditions or trends in our business industries, additions or departures of key personnel, sales of our shares of Common Stock and general stock market price and volume fluctuations of publicly traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our Common Stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our shares of Common Stock are thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our shares of Common Stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Markets Pink and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Our chief executive officer and principal stockholder, Matthew Wolfson, will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

After this offering our executive officer and principal stockholder will beneficially own or control, directly or indirectly, a significant majority of our shares. As a result, this stockholder could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election or removal of directors, any amendments to our certificate of incorporation or bylaws and any merger, consolidation or sale of all or substantially all of our assets, and over the management and affairs of our company. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares and might affect the market price of our common stock.

Our chief executive officer and principal stockholder, Matthew Wolfson, is considered the underwriter of this Offer and is a Selling Shareholder.

The Direct Primary Offering shares will be sold in a “direct public offering” through our sold director, and Chief Executive Officer, Matthew Wolfson, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Wolfson is also registering 2,000,000 shares for resale subject to a 10b-5-1 selling plan attached hereto. This could create a conflict of interest. Mr. Wolfson will refrain from offering for resale his 2,000,000 million shares beneficially owned during any time while the Primary Offering is outstanding.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

There could be unidentified risks involved with an investment in our securities

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe this and the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This Prospectus may contain certain “forward-looking” statements as such term is defined by the SEC in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the Company and its subsidiary, volatility of stock price, federal enforcement and state enforcement, and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

The risks and uncertainties and other factors include but are not limited to those set forth under “Risk Factors” of this Prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this Prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Prospectus.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this Prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The Selling Stockholders are selling all of the shares of our Common Stock covered by this Prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders.

However, we will receive proceeds from any sale of the shares of Common Stock under the Direct Public Offering. We estimate that the net proceeds to us from the sale of our common stock in the Public Offering will be approximately $19,400,000, based on an assumed initial public offering price of $1.94 per share. Each $0.01 increase (decrease) in the assumed offering price of $1.94 per share would increase (decrease) the net proceeds to us from this offering by approximately $100,000 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and estimated offering expenses payable by us.

We estimate our total offering registration costs to be approximately $3,843.27, which will be paid from corporate funds. We estimate our legal and auditor related fees will be $220,000, which will reduce the funds received by the Company via the Primary Offering by $220,000. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $100,000 assuming the offering price remains the same.

Proceeds from the Direct Public Offering will be used for general working capital, purchases of capital equipment, enhancement of our marketing programs, and for other general corporate purposes, as set forth below.

Percentage of Direct Public Offering Shares Sold	100%	75%	50%	25%

Accounting, Audit, Transfer Agent, Edgar Agent, and Other Fees associated with being a publicly traded company	$900,000	$900,000	$900,000	$900,000

Offering Expenses	$220,000	$220,000	$220,000	$220,000

Equipment	$1,500,000	$1,500,000	$750,000	$750,000

Hiring Personnel	$6,000,000	$5,000,000	$3,000,000	$700,000

Product Supplies	$4,000,000	$1,500,000	$2,000,000	$700,000

Inventories	$3,500,000	$2,500,000	$2,000,000	$800,000

Working Capital	$3,280,000	$2,930,000	$830,000	$780,000

Total Use of Proceeds	$19,400,000	$14,550,000	$9,700,000	$4,850,000

The Company anticipates the estimated $19,400,000 gross proceeds from the Maximum Offering will enable it to execute its maximum business plan, expand marketing efforts, fund inventory build ups and to fund the working capital account.

In the event that the Maximum Offering is not completed, the Company may be required to seek additional financing as the Company needs a minimum of approximately $4,850,000 in gross proceeds to implement its minimum business plan and support its operations over the next twelve months. There can be no assurance additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

Our shares of Common Stock are currently listed on the OTC Markets Pink under the symbol “ELCQ”. The proposed offering price of the Shares is $1.94 and has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the average of the transaction prices of the shares of Common Stock of the Company as reported on the OTC Markets Group, Inc., for the last two years.

THE OFFERING

This prospectus relates to the following. The Company will be registering all common stock under the Exchange Act in connection with this Offering.

1)	The offer and sale from time to time of up to 5,262,458 of the Company’s common shares by the Selling Shareholders. The 5,262,458 shares being offered by the Selling Shareholders will represent approximately 27% of the 16,960,994 shares of Common Stock issued and as of the date of this Prospectus.

2)	The offer and sale from time to time of up to 10,000,000 of the Company’s common shares by the Company. We intend to offer and sell these shares through our officers and directors who will receive no compensation or fees with the offers and/or sales. The 10,000,000 shares being offered by the Company will represent approximately 56% of our 16,960,994 Common Stock issued and as of the date of this Prospectus.

3)	The total of 15,262,458 shares included in this Offering, including the 5,262,458 shares being offered by the Selling Shareholders and the 10,000,000 common shares offered by the Company will represent approximately 90% of our shares of Common Stock issued and as of the date of this Prospectus.

4)	Common Shares Outstanding Prior to the Offering: 16,960,994

Common Shares to be Outstanding After to the Offering: 26,960,994

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is currently listed on the OTC Markets Pink quotation system under the symbol ELCQ. We have issued 16,960,994 common shares as of January 15, 2020. Of these common shares, 16,236,320 are restricted as of the filing.

There are 100,000 warrants outstanding. See “Outstanding Warrants” on page 29

There are 445,000 options outstanding. See “Outstanding Options” on page 29 for further information.

There 500,000 shares of Series A Stock outstanding and 1,000,000 Authorized Series A Stock.

Holders

We had 80 shareholders of record of our common stock as of January 15, 2020.

Securities Authorized for Issuance under Equity Compensation Plans

In 2017, the Company’s Board of Directors approved the 2017 Employee and Consultant Stock Ownership Plan, (the “Plan”). The Plan provides that the Board of Directors may grant restricted stock units, incentive stock options and non-statutory stock options to officers, key employees and certain consultants and advisors to the Company up to a maximum of 2,500,000 shares. Stock options granted under the Plan have ten-year terms with vesting terms to be determined by the administrator of the Plan. Restricted stock unit grant terms will be set by the administrator and at the discretion of the administrator, be settled in cash, shares, or a combination of both. As of January 15, 2020, 445,000 options have been issued and remain outstanding under the plan. Please see the Section “Stock Options” for further information.

Dividends

Please see “Dividend Policy” above.

DILUTION

Just prior to The Offering there are 16,960,994 common shares outstanding. The 10,000,000 of the Company’s common shares being offered by the Company represent dilution to common shareholders will result in a new total for outstanding and issued common shares of 26,960,994.

The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	$1.94	$1.94	$1.94	$1.94
Net tangible book value per share before offering	(0.14)	(0.14)	(0.14)	(0.14)
Increase per share attributable to investors	0.77	0.64	0.47	0.27
Pro forma net tangible book value per share after offering	0.63	0.50	0.34	0.13

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of January 15, 2020, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

In total 5,262,458 shares are being registered by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder shares. With the exception of Matthew Wolfson’s 10b5-1 selling plan included herewith as an exhibit, the Selling Shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares.

The percentages below are calculated based on 16,960,994 shares of our common stock issued and outstanding as of January 15, 2020 and an additional 10,000,000 shares of common stock being issued as part of the Primary Offering, representing a total share count used below of 26,960,994.

Name of Selling Holder	Number of Shares Owned by Selling Security Holder	Share Offered by Selling Shareholder		Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding After the Offering
Mathew Wolfson (1)	14,306,250	2,000,000	[7]	12,306,250	44.0%
Blue Ridge Enterprises, LLC (2)	1,452,114	1,452,114		-	0.0%
Petar Gajic	500,000	500,000		-	0.0%
Robert L. Hymers III	285,009	285,009		-	0.0%
Gene Taubman	100,000	100,000		-	0.0%
Agility Financial Partners, LLC (3)	100,000	100,000		-	0.0%
Kostiantyn Kishkovskyi (4)	100,000	100,000		-	0.0%
Alexander Pedenko (4)	100,000	50,000		50,000	0.2%
Dos Sarbassov (4)	100,000	50,000		50,000	0.2%
Angelina Gajic	100,000	100,000		-	0.0%
Iakovos Tsakalidis	87,849	87,849		-	0.0%
Nicholas Rosin (5)	100,000	100,000		-	0.0%
Nikolai Ogorodnikov (6)	64,215	64,215		-	0.0%
Apogee Design, Inc.	50,000	50,000		-	0.0%
Stephanie Campbell	50,000	50,000		-	0.0%
Carol Howden	40,786	40,786		-	0.0%
James Hancock	35,211	35,211		-	0.0%
Eyelyn Easson	28,169	28,169		-	0.0%
Chester W Hedderman	20,000	20,000		-	0.0%
Kelly Lauren Myers	18,750	18,750		-	0.0%
Timothy Manning	10,355	10,355		-	0.0%
PYP Enterprises	10,000	10,000		-	0.0%
Brenda Andrews	10,000	10,000		-	0.0%

Total	17,668,708	5,262,458		12,406,250

Notes on Selling Shareholders:

(1)	Matthew Wolfson is Chief Executive Officer, Chief Financial Officer and Chairman
(2)	Blue Ridge Enterprises, LLC is controlled by Donald Steinberg, a related party - Reference “Related Parties” for disclosures. Mr. Steinberg directly owns 14,085 common shares and through Blue Ridge Enterprises, LLC, owns 438,029 common shares.
(3)	Shares being offered are represented by shares of our common stock issuable upon exercise of outstanding warrants being registered hereunder are being registered for sale by the selling security holders named in the prospectus.
(4)	Shares being offered are represented by shares of our common stock issuable upon exercise of outstanding options being registered hereunder are being registered for sale by the selling security holders named in the prospectus.

(5)	75,000 shares being offered are represented by shares of our common stock issuable upon exercise of outstanding options and an additional 25,000 directly held are being registered hereunder for sale by the selling security holder named in the prospectus.

(6)	Nikolai Ogorodnikov is the father of Chief Executive Officer, Chief Financial Officer and Chairman, Matthew Wolfson. Each disavows ownership of the other’s holdings.
(7)	Mr. Wolfson, pursuant to a 10b5-1 selling plan included with this filing, shall refrain from selling any of these 2,000,000 shares while the Primary Offering is outstanding.

PLAN OF DISTRIBUTION

The Direct Primary Offering shares will be sold in a “direct public offering” through our sold director, and Chief Executive Officer, Matthew Wolfson, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Wolfson will not receive any commission in connection with the sale of shares, although we may reimburse him for direct expenses incurred in connection with the offer and sale of the shares. Mr. Wolfson intends to sell the shares being registered according to the following plan of distribution:

Shares will be offered to friends, family, business associates and other associates of Mr. Wolfson.. The Direct Primary Offering shares will be sold in a “direct public offering” through our sole director, and Chief Executive Officer, Matthew Wolfson, who may be considered an underwriter as that term is defined in Section 2(a) (11). Mr. Wolfson is also registering 2,000,000 shares for resale. This could create a conflict of interest. Pursuant to a 10b5-1 plan that is submitted as an exhibit with the S-1/A, Mr. Wolfson will refrain from offering for resale his 2,000,000 million shares beneficially owned during any time the Primary Offering is outstanding.

The Company is registering 10,000,000 shares of common stock at $1.94 per share in a Direct Public Offering. In addition, the Company is registering 5,262,458 shares of common stock currently held by our “Selling Shareholders,” or individually, “Selling Shareholder.” The Selling Security Holders will sell the shares of common stock at the fixed price of $1.94 per share until such time, if ever, that the common stock is quoted on the OTC Bulletin Board, the OTCQX, the OCTQB or listed on a securities exchange.

Our shares of common stock subject to the Primary Direct Offering and Selling Shareholders are referred to herein collectively as our “Shares.” We estimate our total offering registration costs to be approximately $3,843.27 and our legal, auditor and related fees will be $220,000 equaling at total expense to the Company of $223,843.27 relating to the registration.

There is no minimum number of shares that must be sold by us for the offering to proceed. The Company will retain any proceeds from the Direct Offering, while the Selling Shareholders will retain the proceeds from the Resale.

Mr. Wolfson will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sale of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

•	he must not be subject to a statutory disqualification;
•	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	he must not be an associated person of a broker-dealer;
•	he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and
•	he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Wolfson will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii). Neither Mr. Wolfson, nor any of his affiliates, will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us and approved by our counsel. Our subscription process is as follows:

•	prospectus, with subscription agreement, is delivered by the Company to each offeree;
•	the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;
•	each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;
•	once approved by counsel, the subscription is accepted by Mr. Wolfson, and the funds shall be deposited within four (4) days of acceptance;
•	subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this prospectus is declared effective by the Commission;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Pink at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holders business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

All sales by the Company to the public through direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

Certain Relationships and Related Transactions

As of June 30, 2019, the Company entered in to various promissory notes totaling $308,000 with a related party, Donald Steinberg. All notes mature in 2020 and 2021. Interest will accrue at 10% from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations. In November 2018, the Company entered into KISS agreement with Blue Ridge Enterprises for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date on November 1, 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 8,189,874 at June 30, 2019.

KISS conversion shares are equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price as defined in the agreement. At December 31, 2018, the Conversion Amount is the purchase price of $35,000. The conversion price is the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the conversion. "Valuation Cap" shall mean (i) US $82,497 for shares converted prior to July 1, 2020 (the "2020 Valuation Cap"). On October 21, 2019, the related party received 1,000,000 conversion shares. The liability is currently in default and does not affect the current terms of the note.

In July 2017, the Company entered into a $250,000 promissory note with its CEO, Matthew Wolfson. Mr. Wolfson is considered a Related Party since he is the Company’s Principal Executive Officer. The proceeds were used for operations and Regulation A+ offering costs. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The principal balance and accrued interest of $3,775 were repaid as of June 30, 2019. Included in the accompanying balance sheets is $126,632 and $261,304 due from the Company’s CEO as of June 30, 2019 and December 31, 2018, respectively. At December 31, 2018, $250,000 of the amount due from the Company’s CEO has been net against the note payable due the CEO, leaving a receivable of $11,304.

In August of 2019, the Company’s CEO repaid $100,000 of a third- party note reducing the amount due from the CEO by that amount.

In October 2013, the Company entered in to a $45,000 note payable with an individual related to the Company's CEO. The proceeds were used for operations. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at both June 30, 2019 and December 31, 2018 was $44,000. In October 2019, the note payable was converted to 64,215 shares of restricted common stock.

DESCRIPTION OF SECURITIES

General

Common Shares in the Company

Our Board of Directors has created a class of shares of Common Stock designated as the shares of Common Stock. Each share of Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. The Company’s shares of Common Stock do not have cumulative voting rights. The Company is authorized to issue 50,000,000 shares of $0.00001 par value shares of Common Stock. As of January 15, 2020, the Company had 16,960,994 shares of Common Stock, immediately prior to this offering.

Preferred Shares in the Company

The Company has one class of Preferred Stock, which has been designated Preferred Series A. The Company has designated 1,000,000 shares of Preferred Series A, of which 500,000 shares have been issued and are outstanding. Holders of Preferred Series A hold rights to vote on all matter requiring a shareholder vote at 100 common shares vote equivalents for each share of Preferred Series A held.

Subject to the preferences that may be applicable to any outstanding classes of stock, the holders of the shares of Common Stock will share equally on a per share basis any dividends, when and if declared by the Board of Directors out of funds legally available for that purpose. If the Company is liquidated, dissolved, or wound up, the holders of the shares of Common Stock will be entitled to a ratable share of any distribution to shareholders, after satisfaction of all the Company’s liabilities and of the prior rights of any outstanding classes of the Company’s stock. Shares of Common Stock carry no preemptive or other subscription rights to purchase shares of the Company’s stock and are not convertible, redeemable, or assess-able.

Holders of Preferred Series A have no liquidation rights that are superior to common shareholders.

Options to Purchase Common Shares in the Company

In 2017, the Company’s Board of Directors approved the 2017 Employee and Consultant Stock Ownership Plan, (the “Plan”). The Plan provides that the Board of Directors may grant restricted stock units, incentive stock options and non-statutory stock options to officers, key employees and certain consultants and advisors to the Company up to a maximum of 2,500,000 shares. Stock options granted under the Plan have ten-year terms with vesting terms to be determined by the administrator of the Plan. Restricted stock unit grant terms will be set by the administrator and at the discretion of the administrator, be settled in cash, shares, or a combination of both.

Options pertaining to the Equity Option Plan as of the end of the last reporting period, June 30, 2019, are as follows:

	Number of shares	Weighted Average Exercise Price	Weighted Average Contractual term (months)	Aggregate Intrinsic Value
Options outstanding at December 31, 2018	-

Granted	581,250	$0.71

Exercised	-	-

Forfeited	206,250	$0.71

Expired	-	-

Options outstanding at June 30, 2019	375,000	$0.71	10	-

Exercisable at June 30, 2019	150,000	$0.71	10	-

Options exercisable and expected to vest at June 30, 2019	375,000	$0.71	10	-

During the six-month period ended June 30, 2019, the Company’s CEO personally sold 693,750 shares of his restricted common shares to several employees at par value. Compensation expense has been recorded at the fair market value of $492,563 and is included is selling, general and administrative expenses for the six-month period ended June 30, 2019.

As of the date of this filing, there are 445,000 options outstanding as follows :

Grant date	Granted	Strike Price	Life	Vested
11-Mar-19	100,000	0.71	10 yrs	50,000	100,000
11-Mar-19	100,000	0.71	10 yrs	50,000	100,000
11-Mar-19	100,000	0.71	10 yrs	50,000	100,000
10-Mar-19	75,000	0.71	10 yrs	0	75,000
30-Oct-19	70,000	0.71	10 yrs	0	0
	445,000			150,000	375,000

Outstanding Warrants

There are 100,000 warrants outstanding. The warrants relate to a consulting agreement signed by the Company on September 7, 2016. The agreement grants the holder the right to acquire 100,000 Company common shares at an exercise price of $0.71. Exercise rights are void after December 1, 2023.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, with offices at:

6725 Via Austi Parkway

Suite 300

Las Vegas, NV 89119

INTERESTS OF EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2018 and 2017 appearing in this Prospectus and the Registration Statement of which it is a part, have been audited by an independent registered public accounting firm, as set forth in their report dated April 30, 2019, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein.

INFORMATION WITH RESPECT TO THE REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF ELCQ, INC. AND THE NOTES TO FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

DESCRIPTION OF BUSINESS

Company History and Overview

The Company was formed in Nevada in August 30, 2002 as IntelSource Group, Inc. and began operations in 2003. In 2007, IntelSource Group, Inc. merged with ElectroMedical Technologies, LLC. The Company began acting as Electro Medical Technologies, LLC, an Arizona limited liability company on November 9, 2010 after the merger with ElectroMedical Technologies, LLC, a Nevada Company. The Company converted to a corporation in the State of Delaware on August 23, 2017.

Electromedical Technologies is a bioelectronics manufacturing and marketing company. We offer U.S. Food and Drug Administration (FDA) cleared medical devices for pain management.

Bioelectronics is a developing field of “electronic” medicine, which uses electrical impulses over the body’s neural circuitry to try to alleviate pain, without drugs. The human body is controlled by electrical signals sent through the nervous system, which can become distorted after accidents or as a result of disease. The field of bioelectronic medicine aims to safely correct irregularities in the nervous system by modifying the electrical language of the body related to pain relief.

Our mission is to improve global wellness for people suffering from various painful conditions by relieving chronic and acute pain using energy, frequency and vibration as an alternative to pharmaceuticals; and one day, read and modifies electrical signals passing along nerves in the body, to restore long-term health.

Additionally, we have a corporate goal to offer the public effective alternatives to addictive pain relieving drugs, such as opiods. According to the Society of Actuaries, opioid overdose deaths are now the single largest factor slowing the growth in U.S. life expectancy and has led to stagnation or decreases in life expectancy three years in a row for the first time since 1915–1918, when the country was facing World War I and the Spanish flu pandemic. The U.S. Centers of Disease Control and Prevention (CDC) has reported that, from 1999 through 2017, nearly 400,000 have died from overdoses from prescription or illicit opiods. It is our aim to offer effective alternatives to pain management.

We believe that we do this by delivering innovative solutions providing fast and long lasting pain relief across the broadest range of ailments. We engineer simple-to-use bioelectronics therapy devices, which send a proprietary sequence of electrical signals. We believe our devices have proven to be highly effective over the past decade and have the technological capability to be used in medical research.

The Company is publically traded on the OTC Markets PINKS under the symbol ELCQ.

Principal Products and Services

WellnessPro Plus

Our principal product, WellnessPro Plus, is an intelligent and effective bioelectronics therapy prescription device; and is used by consumers and health care professionals to relieve chronic and acute pain. Research studies have shown the efficacy of bioelectronics therapy in the treatment of chronic pain from a variety of ailments including: arthritis, chronic low back pain, fibromyalgia, diabetic neuropathy, Lyme disease, osteoarthritis, and neuropathic pain. This medical device is classified in the FDA as a transcutaneous electrical nerve stimulation (“TENS”) device. We believe, based on consumer and professional testimonials from the past decade that our device has been on the market, that the WellnessPro Plus treats pain conditions faster with longer-lasting relief, compared to lower cost conventional TENS devises. We attribute this in part to our proprietary algorithm and technology that we call the “DeepPulse.” With the DeepPulse there are close to one million frequency ranges to choose from to help prevent accommodation. The device can also generate micro-current stimulation to mimic the body’s own electric signals

The device sends a proprietary sequence of electrical signals that change at various times, preventing accommodation (where the body adapts to specific treatments, diminishing treatment effectiveness). Also, our proprietary DeepPulse pre-modulation technology allows signals to penetrate deeper into affected areas, which we believe produces faster, longer-lasting pain relief. Additionally, our micro-current mode delivers signals, which naturally mimic the body's signals, triggering the body's own natural ability to relieve pain via "endorphin release" and accelerating the ION pump exchange. This allows for reduction of pain, increased microcirculation and oxygenation of red blood cells, which in turn helps the body de-stress from pain and trigger natural, healthy processes necessary for better health.

WellnessPro POD and Wellness ION Pen

We are planning to bring two new products to market – extending the Wellness Product line: the WellnessPro POD, our first wearable product, and the Wellness ION Pen. We believe that the WellnessPro POD represents an exciting product line expansion as a “clinical-grade” wearable device, that is intended to treat chronic pain, PTSD, anxiety, depression and insomnia. We intend to sell this device over-the-counter; however, some modalities on this device may only be provided with a prescription. Our target market for the WellnessPro POD is chronic pain sufferers, which is estimated to be 100 million individuals in the United States alone. We intend to focus on various segments in this market, including veterans of U.S. armed forces, which according to the Census Bureau, as of 2014, consists of millions of individuals. Our goal is to educate the medical community of the benefits of "natural", non-invasive, non-toxic pain relief and for the WellnessPro POD to be an initial choice for practitioners to prescribe separately or in conjunction with pain medication.

Both of these new products will integrate with the WellnessPro Plus to leverage the engineering breakthroughs and intellectual property found in the WellnessPro Plus, and yet will still function as standalone devices.

WellnessPro POD

•	The WellnessPro POD is a compact wearable intended to keep pace with the evolution in pain management across practice segments, which will expand the range of treated modalities from chronic and acute pain to include PTSD, anxiety, depression and insomnia.

Wellness ION Pen

•	The Wellness ION Pen is a unique interferential cold laser used to deliver targeted frequency stimulation. This therapeutic laser, which we intend to sell over-the-counter, will deliver expanded wavelengths relative to comparable lasers combined with micro-stimulation. We believe this will improve circulation and tissue healing and reduce inflammation and pain. The Wellness ION Pen will also have cosmetic applications for skin issues.

Our Status Relative to FDA Clearances of our Products

Our Wellness Pro product received FDA clearance on July 6, 2007 (FDA K062616) as a Class II Medical Device, under the 510(K) clearance process. Other products listed (WellnessPro POD and Wellness ION Pen) are not developed yet, thus do not have the FDA clearance. Once developed, we plan to apply for FDA clearance.

Market

The Wellness line of products is intended for anyone living with pain caused by various medical conditions or trauma, or who is battling pharmaceutical (e.g. opioid) dependency or addiction. The products can be purchased directly by consumers or used by healthcare practitioners, including:

•	Chiropractors;
•	Physiotherapists;
•	Pain management doctors and clinicians;
•	Natural medicine doctors;
•	Sports medicine doctors; and
•	Athletic trainers.

According to information provided by the American Academy of Pain Medicine, at least 100 million Americans suffer from chronic pain, not including acute pain for children. We believe that Electromedical represents a tested, proven solution for different segments of the population.

We plan to address these individuals directly as well as through their healthcare providers. There are approximately 77,000 chiropractors and 123,000 physiotherapists in the United States. Combined, over 200,000 healthcare practitioners focused on rehabilitation and pain relief – not to mention practitioners involved in sports medicine, natural medicine and pain management.

In additional we believe there are certain niche markets that our products are well suited to address. As discussed above, we expect that veterans will be the first market for the WellnessPro POD as it addresses the various needs our veteran population is suffering from.

Further, we believe that our products can help provide a solution to the opioid problem. Our current product, the WellnessPro Plus, assists with the recovery from opioid addiction. We believe that the WellnessPro POD will also be highly effective for pain management and relief and could be used as an alternative, or can be prescribed in conjunction with pain medication, to reduce the amount of deaths and addictions due to Opioid abuse and misuse.

Competition

We operate in the pain management, rehabilitation and physical therapy market. We not only compete with other similar devices that treat pain and other medical ailments, but also with traditional treatment approaches such as drug prescriptions and surgery and rehabilitation therapy and complementary medical practices such as acupuncture. Further, our competitors include several large, diversified companies who have more financial, marketing and other resources, distribution networks and greater name recognition than us. These competitors include: Galvani Bioelectronics, Medtronic and DJOGlobal-Chatanooga. Historically, Electromedical has competed in the “electromedical” and "bio-electrotherapy" device segment, including the crowded TENS market, which now includes inexpensive TENS devices such as the devices produced by “IcyHot.”

Strategy

Electromedical Technologies, for the first fifteen years of its existence, has been fortunate to have grown “organically” without formal sales and marketing programs and investments. We believe this is fundamentally because of the many customers who have provided positive testimonials concerning their experiences with our products. We believe that those testimonials influenced thousands of people living with ailments and pain to turn to the WellnessPro Plus for relief. These changes in with the additional capital we are planning to raise. In 2019 and beyond, Electromedical will engage in a comprehensive and fully integrated marketing program to increase sales and build the Electromedical brand. The integrated marketing program will include the following elements:

Website marketing.

o	Using sophisticated tools integrated with our website, such as marketing automation, we will automate the process of nurturing web visitors and increasing sales.

•	Digital marketing.

o	Using advanced approaches for improving Electromedical’s organic and paid search optimization results, we will increase traffic to and sales from our website.

•	Social marketing and advertising.

o	Using a comprehensive approach to marketing across the primary social channels (twitter, LinkedIn, Facebook, YouTube, Instagram), we will engage consumers and influencers (associations), elevate the brand and increase sales directly and indirectly.

o	Social marketing will also include the thoughtful use of Facebook ads and LinkedIn sponsored posts to drive web traffic and increase sales.

•	Content marketing.

o	Using a thoughtful approach to newsletters and blog content, we will elevate the brand and increase sales directly and indirectly.

•	Partner and association marketing.

o	We will selectively identify associations and partners that can help elevate the brand and increase sales. Examples of associations that we intend to target include the American Chiropractic Association, which may provide an important opportunity to increase awareness, exercise thought leadership and drive sales.

•	Trade show marketing

o	We will evaluate and participate in selective medical device and wellness trade shows, which elevate the brand and increase sales.

In addition to a comprehensive marketing program, Electromedical will make strategic investments in sales staff, training and support, all intended to expand distribution and sales.

•	Sales Staff: Electromedical intends to hire a Sales Director to further develop its business opportunities on various geographic areas.

•	National Technical Training Manager: Electromedical intends to hire a National Technical Training Manager to develop and implement training programs.

Our Advantages

Why Bioelectronics?

We believe Bioelectronic medicine represents an evolution in electrotherapy, which brings together electronics and biology for the treatment of pain. This evolution corresponds with Electromedical’s bioelectrical engineering focus for more than 15 years.

The bioelectronics field has recently seen more interest with announcements such as British pharmaceutical giant GlaxoSmithKline and Google's parent company Alphabet forming a new company, Galvani Bioelectronics. Also, industry leaders such as General Electric are also making investments in bioelectronics. Electromedical believes bioelectronics will change medical science forever and how people are treated for their conditions; with non-invasive products that will be able to read and modify electrical signals passing along nerves and cells in the body, to restore health.

As reported in the Wall Street Journal, July 2016, Kevin Tracey, president and chief executive officer of the Feinstein Institute for Medical Research, commented “we live in a pharmacocentric culture today, where the world revolves around a drug for everything in a trillion-dollar pharmaceutical industry,” he says. “But when I talk to patients…people don’t want to take drugs.” According to the Feinstein Institute, “bioelectronics medicine is a scientific discipline that brings together molecular biology, neurophysiology, neurotechnology and analytics to develop nerve-stimulating technologies to regulate the molecular targets underlying disease. This approach promises to deliver therapies superior to pharmaceuticals in terms of efficacy, safety, and cost, without significant side effects.”

Bioelectronic medicine brings together electronics and biology for the treatment of disease and pain and is well established, with pacemakers in use since the 1930’s and the first transcutaneous electrical nerve stimulation (TENS) device patented in 1974. The field has recently seen more attention with announcements such as British pharmaceutical giant GlaxoSmithKline and Google's parent company Alphabet forming a new company, Galvani Bioelectronics, to develop bioelectronic medicine devices. The increased interest in bioelectronic medicine is explained in part by the facts that an average new drug takes 10 years and $2.6 billion to get from lab to pharmacy, according to industry group PhRMA.

The field of biolectronic medicine is focused on fighting diseases by delivering targeted electrical signals into the body and utilizing existing nervous-system connections linking the brain to every part of the body. Electrical Medical’s WellnessPro platform stimulates the peripheral nerves that send information about touch and vibration. The signals from the stimulated nerves interfere with pain signals traveling to the brain, which reduces the brain’s perception of pain, and stimulate naturally occurring pain relievers (e.g. dopamine).

Unlike implantable bioelectronic medicine devices planned by Galvani Bioelectronics and supplied by Medtronic, the WellnessPro POD is a portable, non-toxic and non-invasive device.

Electromedical – a possible answer to the Growing Opioid Problem?

It is our goal and passion to significantly help reduce people’s dependency on pharmaceutical drugs and subsequently drug abuse – specifically from dangerous and highly addictive opioid narcotics. We think it is time to be bold and aggressive with our technology and commitment to help people who suffer from chronic and often crippling pain. We believe that the amount of data around opioid abuse due to chronic pain is staggering. According to a report published by the National Institute on Drug Abuse, “between 26.4 million and 36 million people abuse opioids worldwide, with an estimated 2.1 million people in the United States suffering from substance use disorders related to prescription opioid pain relievers in 2012.”

We support the effort and awareness for the opioid epidemic. People are dying, families are suffering, and the addictions are real. We believe that Electromedical Technologies’ WellnessPro Plus and product extensions, planned for the future, will bring a drug-free solution to those suffering with chronic pain and offers real relief. Moreover, we believe that the miniaturized, affordable WellnessPro POD will bring this technology to the masses.

Groundbreaking research at the Minneapolis VA has found no long-term benefits for patients taking opioid medications for chronic pain — a finding that we believe is likely to strengthen the case for reducing use of the addictive medications that have been responsible for a sharp rise in drug overdoses and deaths.

Distribution

Currently, Electromedical Technologies sells its products to consumers through a network of independent sales representatives and distributors, domestically and internationally, as well as through the Company website. These channels for Electromedical include:

•	Private citizens that elect to start a business reselling Electromedical products;
•	Professional distributors and independent sales representatives which currently sell medical devices into our target markets (chiropractic, physiotherapy, sports medicine, etc.); and
•	Healthcare professionals who not only administer treatments using the WellnessPro Plus but also sell the WellnessPro Plus to patients. Healthcare professionals in this channel include, chiropractors, physiotherapists, pain management doctors and clinicians, natural medicine doctors, sports medicine doctors and athletic trainers.

We recently signed independent sales representative and licensing agreement to open Electromedical de Mexico and develop a network of local sales representatives. This sales representative has a network of 200 representatives in Mexico.

In addition, we received FSS contract number relative to sales to US Veterans and Administration (VA) via third party. Under the terms of the agreement with the third party we plan to supply our product for resale to the VA. Sales have not yet begun. This third party reseller contract is attached.

Our current products require a prescription; however, we intend that our expansion lines will be available over-the counter.

Manufacturing

We outsource our inventory production to a number of manufacturers in the United States and in Asia, ship these components to the United States where final assembly, testing and quality assurance takes place. We then ship completed products from U.S. locations to our customers. Our primary manufacturer is located in the Shenzhen province of The People’s Republic of China, which is one of the major manufacturing hubs in the southern part of the country. Products manufactured at this site are packaged locally for transit and then shipped out of the port of Shenzhan to our headquarters location in Arizona or to other sites in the U.S. for final assembly. We believe our relationship with all of our manufacturing partners is excellent. The final WellnessPro package assembly is completed in the United States. In addition, to sourcing our own factories, the Company uses a U.S. based global sourcing provider to source and manage, including performing quality assurances, our manufacturers based in Asia, primarily in China. We are currently looking to source additional vendors to help expand the geographic diversity of our manufacturing facilities and are considering moving our manufacturing to the United States and negotiating directly with more of our manufacturers.

Research and Development

We maintain an active research and development program. Research and development costs are expensed as incurred. Research and development costs amounted to $21,081 and $0 during the six-month periods ended June 30, 2019 and 2018, respectively and are included in selling, general and administrative expenses on the accompanying statement of operations.

Employees

We currently have 5 full-time employees working out of Scottsdale, Arizona.

Regulation

Medical devices are regulated by the Food and Drug Administration (the “FDA”) in the United States and can be regulated by foreign governments for devices sold internationally. The Company has medical device certifications in the USA (FDA),

The Federal Food, Drug and Cosmetic Act and regulations issued by the FDA regulate testing, manufacturing, packaging, and marketing of medical devices. Under the current regulations and standards, we believe that our devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market approval, which for TENS devices can be achieved through a 510(k) premarket notification submission.

Further, our manufacturing processes and facilities are also subject to regulations, including the FDA’s QSR requirements (formerly Good Manufacturing Practices). These regulations govern the way we manufacture our products and maintain documentation for our manufacturing, testing and control activities. In addition, to the extent we manufacture and sell products abroad, those products are subject to the relevant laws and regulations of those countries.

The FDA requires us to retain records for variable periods of time. We are compliant will all FDA record keeping requirements, including this outline in Title 21, Volume 8, Part 820 – Quality System Regulations, revised April 1, 2019, which states:

All records required by this part shall be maintained at the manufacturing establishment or other location that is reasonably accessible to responsible officials of the manufacturer and to employees of FDA designated to perform inspections. Such records, including those not stored at the inspected establishment, shall be made readily available for review and copying by FDA employee(s). Such records shall be legible and shall be stored to minimize deterioration and to prevent loss. Those records stored in automated data processing systems shall be backed up.

Confidentiality. Records deemed confidential by the manufacturer may be marked to aid FDA in determining whether information may be disclosed under the public information regulation in part 20 of this chapter.

(b) Record retention period. All records required by this part shall be retained for a period of time equivalent to the design and expected life of the device, but in no case less than 2 years from the date of release for commercial distribution by the manufacturer.

(c) Exceptions. This section does not apply to the reports required by 820.20(c) Management review, 820.22 Quality audits, and supplier audit reports used to meet the requirements of 820.50(a) Evaluation of suppliers, contractors, and consultants, but does apply to procedures established under these provisions. Upon request of a designated employee of FDA, an employee in management with executive responsibility shall certify in writing that the management reviews and quality audits required under this part, and supplier audits where applicable, have been performed and documented, the dates on which they were performed, and that any required corrective action has been undertaken.

The Title also outlines requirements for non-compliance and complaints from customers in additional sections. We maintain full compliance with such sections:

(a) Each manufacturer shall maintain complaint files. Each manufacturer shall establish and maintain procedures for receiving, reviewing, and evaluating complaints by a formally designated unit. Such procedures shall ensure that:

(1) All complaints are processed in a uniform and timely manner;

(2) Oral complaints are documented upon receipt; and

(3) Complaints are evaluated to determine whether the complaint represents an event which is required to be reported to FDA under part 803 of this chapter, Medical Device Reporting.

(b) Each manufacturer shall review and evaluate all complaints to determine whether an investigation is necessary. When no investigation is made, the manufacturer shall maintain a record that includes the reason no investigation was made and the name of the individual responsible for the decision not to investigate.

(c) Any complaint involving the possible failure of a device, labeling, or packaging to meet any of its specifications shall be reviewed, evaluated, and investigated, unless such investigation has already been performed for a similar complaint and another investigation is not necessary.

(d) Any complaint that represents an event which must be reported to FDA under part 803 of this chapter shall be promptly reviewed, evaluated, and investigated by a designated individual(s) and shall be maintained in a separate portion of the complaint files or otherwise clearly identified. In addition to the information required by 820.198(e), records of investigation under this paragraph shall include a determination of:

(1) Whether the device failed to meet specifications;

(2) Whether the device was being used for treatment or diagnosis; and

(3) The relationship, if any, of the device to the reported incident or adverse event.

(e) When an investigation is made under this section, a record of the investigation shall be maintained by the formally designated unit identified in paragraph (a) of this section. The record of investigation shall include:

(1) The name of the device;

(2) The date the complaint was received;

(3) Any unique device identifier (UDI) or universal product code (UPC), and any other device identification(s) and control number(s) used;

(4) The name, address, and phone number of the complainant;

(5) The nature and details of the complaint;

(6) The dates and results of the investigation;

(7) Any corrective action taken; and

(8) Any reply to the complainant.

The FDA provides the follow chart concerning its commitment to provide comments to company that submit for 501(K) clearance. There can be no assurance our process will be similar to what is outlined in the chart provided as there are many variable and exceptions to the overall clearance process. Additional information can be obtain at the following link: https://www.fda.gov/about-fda/510k-submission-process

Source: U.S. Food and Drug Administration

Finally, the labeling of our devices, our promotional activities and marketing materials are regulated by the FDA and various state agencies. Activities that are constrained by these regulations include the marketing of our products for “off-label” usage; that is, recommendations to use our products for purposes other than what is indicated in the labeling. Violations of this requirement may result in administrative, civil or criminal actions against the manufacturer or seller by the FDA or governing state agencies.

Intellectual Property

Electromedical Technologies has the rights to several trademarks and utility patents concerning Wellness+Plus Pro, WellnessPro POD, IDNA Internative Dynamic Neuro Adaptation, Deep Pulse, WellnessPro, FaceSPA and Electromedical Technologies.

The Company’s Wellness Pro+Plus Pro received it registration number from the U.S. Patent and Trademark Office on May, 24, 2016.  It is scheduled for renewal on May 24, 2022. The Company’s WellnessPro Pod received it registration number from the U.S. Patent and Trademark Office on January 18, 2018 with a renewal date of January 9, 2024.  It is scheduled for renewal on May 24, 2022. The Company owns these patents.

DESCRIPTION OF PROPERTY

The Company owns the over 5,000 square foot office warehouse unit where its headquarters is located at 16561 N. 92nd Street, Unit D101, Scottsdale, Arizona.

LEGAL PROCEEDINGS

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. As of the date of this filing, there were no legal claims currently pending or threatened against us that in the opinion of Management would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

There are no legal proceedings against the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Shares of Common Stock trades under the symbol "ELCQ" on the OTC Markets Quotation System.

The OTC Markets Quotation System is quotation service that display real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The market is limited for our stock and any prices quoted may not be a reliable indication of the value of our shares of Common Stock. The following Table 1sets forth the high and low bid prices per share of our shares of Common Stock by both the OTC Bulletin Board and OTC Markets for the periods indicated.

For the Period Ending September 30, 2019	High	Low
Third Quarter	$2.78	$1.00
Fourth Quarter	$1.94	$1.94

As of November 8, 2019, the shares traded at $1.94 bid and $1.94 ask price with a total of 0 shares traded.

Holders of Record

As of January 15, 2020, we have 16,960,994 of our Common Stock issued and outstanding immediately prior to this offering held by approximately 80 shareholders of record.

Dividends

We have not paid, nor declared any cash dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future. Our ability to pay cash dividends is subject to limitations imposed by state law.

MANAGEMENT'S DISCUSSION AND ANALYSIS

This discussion and analysis may include statements regarding our expectations with respect to our future performance, liquidity, and capital resources. Such statements, along with any other non-historical statements in the discussion, are forward-looking. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, factors listed in other documents we file with the SEC(the "SEC''). We do not assume an obligation to update any forward-looking statements. Our actual results may differ materially from those contained in or implied by any of the forward-looking statements contained herein.

Overview and Financial Condition

Going Concern

The Company sustained continued operating losses during the years ended December 31, 2018 and 2017 and the six-months ended June 30, 2019. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company's ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classifications of liabilities that may result, should the Company be unable to continue as a going concern.

Management is endeavoring to enhance its revenue-generating operations. While priority is on generating cash from operations through the sale of the Company's products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company's equity and/or debt securities, which may not be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our shareholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing shareholders will be reduced and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our shares of Common Stock.

Results of Operations

The following table sets forth the results of our operations for the periods ended December 31, 2018 and 2017.

	For the years ended December 31
	2018	2017
Net Sales	$675,383	$857,717
Cost of goods sold:	168,716	197,430
Gross profit	506,667	660,287
Operating Expenses	787,370	1,116,992

Loss from operations	(280,703)	(456,705)
Other expense	(1,669,714)	(53,707)
Net Loss	$(1,950,417)	$(510,412)

The following table sets forth the results of our unaudited operational results for the six months ended June 30, 2019 and 2018.

	For the six months ended
	June 30,
	2019	2018
Net Sales	$354,893	$353,483
Cost of Goods Sold	106,208	78,680
Gross profit	248,685	274,803
Operating Expenses	1,224,627	418,576
Loss from operations	(975,942)	(143,773)
Other expense	(64,445)	(0)
Net Loss	$(1,040,387)	$(170,609)

Operating Results

January 1 through June 30, 2019 Compared to January 1 through June 30, 2018 (Unaudited)

Our sales totaled $354,893 for the six months ended June 30, 2019 and $353,483 for the six-months ended June 30, 2018. The Company is continuing in its efforts to increase its sales but there is no guarantee that it will be able to do so.

Cost of sales and gross margins for the six months ended June 30, 2019 and for the six months ended June 30, 2018 were $106,208 and 70% and $78,680 and 78%, respectively. Our cost of sales consists of the cost of goods sold and distribution expenses. Additional air freight charges in order to expedite the receipt of inventory, increased unit pricing and additional replacements resulted in the increase in cost of sales during the six months ended June 30, 2019. In addition, cost of sales and gross margins are affected by product mix as well as the mix in the level of sales between commissioned agents and distributors.

Selling, general and administrative expenses consist primarily of payroll, commissions, professional fees, sales and marketing, research and development and other operating expenses. Selling, general and administrative expenses totaled $1,224,627 for the six months ended June 30, 2019 and $418,576 for the six months ended June 30, 2018, an increase of $806,051 or about 193%. The change is primarily due to non-cash items including stock -based compensation expense of $691,689 and financing fees of $76,931 related to the put option liability recorded for software services. Excluding the non-cash items, total selling, general and administrative expenses for the six-months ended June 30, 2019 totaled, $456,007, an increase of $37,431 or 9%. This increase relates primarily to certain expenses related to an employee termination.

As a result of the foregoing, we recorded a net loss of $1,040,387 for the six months ended June 30, 2019, compared to a net loss of $170,609 for the six months ended June 30, 2018. The increase in net loss is primarily attributed to the increase in general and administrative expenses as well as a change in fair value of the related party Kiss Liability. Excluding non-cash items including stock-based compensation expense of $691,689, financing fees of $76,931 related to the put option liability recorded for software services and $39,703 for the change in fair value of the related party Kiss Liability, the net loss for the six months ended June 30, 2019 totaled $232,064.

January 1, 2018 through December 31, 2018 Compared to January 1, 2017 through December 31, 2017

Our sales totaled $675,383 for the year ended December 31, 2018 and $857,717 for the year ended December 31, 2017. During the year ended December 31, 2018, the Company significantly reduced its marketing efforts while it focused its resources on its Regulation A+ offering, which it terminated on August 27, 2018 after selling 724,674 shares at $0.71 per share. The Company is in the process of increasing its marketing process to increase its sales.

Cost of sales and gross margins for the year ended December 31, 2018 and for the year ended December 31, 2017 were $168,716 and 75 % and $197,430 and 77%, respectively. Our cost of sales consists of the cost of goods sold and distribution expenses. Cost of sales and gross margins are affected by product mix as well as the mix in the level of sales between commissioned agents and distributors.

Selling, general and administrative expenses consist primarily of payroll, commissions, professional fees, sales and marketing, research and development and other operating expenses. Selling, general and administrative expenses totaled $787,370 for the year ended December 31, 2018 and $1,116,992 for the year ended December 31, 2017, a decrease of $ 329,622 about 30%. The change is primarily the result of decreases in marketing expenses of approximately $198,000, legal and professional fees of $88,000 and sales related costs of $105,000, partially offset by increases in compensation expense of $49,000, consulting expenses of $18,000 and insurance expenses of $18,000. The decrease in marketing expenses is primarily due to the cost associated with the Company’s 2017 promotion whereby customers who made purchases during the promotional period received credits towards either future purchases of product through September 1, 2017 or shares of stock. The Company’s Regulation A+ filing which was effective in January 2018 required additional professional services in the earlier stages of preparation, therefore, resulting in additional legal and professional fees in the year ended December 31, 2017. Sales related costs include commissions and merchant fees and decreased in 2018 in conjunction with the decrease in sales. The increase in compensation expense relates to the value of a warrant issued to one of the Company’s consultants in 2018.

Other expense consisted primarily of interest expense and change in fair value of the related party convertible note. The Company had net other expense of $1,669,714 for the year ended December 31, 2018, which includes $86,463 of interest expense and $1,586,805 of expense related to the fair market value adjustment to the Company’s KISS liability-related party. Interest expense increased by approximately $33,000 in 2018 from $53,707 to $86,463. In November 2018, the Company entered into an agreement with a key supplier, whereby the Company exchanged 247,565 shares of restricted common stock at a price of $0.71 per share as payment in full for the outstanding amount due the supplier of $175,771. The amount due the supplier included finance fees of approximately $29,000.

As a result of the foregoing, we recorded a net loss of $1,950,417 for the year ended December 31, 2018, compared to a net loss of $510,412 for the year ended December 31, 2017.

Liquidity and Capital Resources

The company currently has three long-term promissory notes outstanding entered into prior to 2018. As of June 30,2019, the first note has an outstanding balance of $157,000(the “First Note”) and the second note has an outstanding balance of $44,000 to a related party (the “Second Note”). For both the First Note and the Second Note, interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020.

In August 2019, the Company’s CEO personally repaid $100,000 to the holder of the $157,000 long-term note payable which was recorded as a reduction of the CEO’s amount due the Company of $126,632 at June 30, 2019. In October 2019, the lender converted the remaining balance of $57,000 and unpaid accrued interest into 87,849 shares of restricted common stock.

In October 2019, the related party lender of the $44,000 note-payable, converted the principal amount of $44,000 plus unpaid accrued interest into 64,215 shares of restricted common stock.

In July 2017, the company entered into a third promissory note to the Company’s CEO (the “Third Note”), for $250,000. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on September 30, 2020. At June 30, 2019, $250,000 of the amount due from the Company’s CEO plus unpaid accrued interest has been net against the note payable due the CEO, leaving a receivable of $126,632. The note payable and accrued interest are deemed paid in full as of June 30, 2019.

In May 2018, the Company borrowed $25,000 in conjunction with a convertible promissory note. The note matures in June 2020 and accrues interest at a rate of 8% per annum. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. The proceeds were used for operations. In October 2019, the lender of the $25,000 convertible note -payable converted the principal amount of $25,000 plus unpaid accrued interest into 39,363 shares of restricted common stock.

As of June 30, 2019, the Company entered in to various promissory notes totaling $308,000 with a related party. All notes mature in 2020 and 2021. Interest will accrue at 10% from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations. In July 2018, The Company entered into KISS agreement with this related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date on November 1, 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. The note is currently in default.

Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 8,189,874 at June 30, 2019. The fair market value of the convertible note at June 30, 2019 is $1,661,508. In October 2019, the related party converted 1,000,000 of the conversion shares.

In September 2015, the company entered into a credit agreement for a $700,000 term loan with Bank of America, N.A. The monthly payments are currently $4,574 until on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate is 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the company’s property located at 16561 N. 92nd Street, Unit D101, Scottsdale, Arizona. The loan is also personally guaranteed by Matthew Wolfson. The net principal balance outstanding on the term loan at June 30, 2019 was $604,054.

In October 2019, the Company received an advance of $47,385 from a third party. The Company is required to make payments of $375 per day until a total of $73,336 is repaid.

As of June 30, 2019, the Company’s cash on hand was $0. Since inception, the Company has incurred $4.5 million of accumulated net losses. Excluding $808,323 of non-cash expenses in the six-month period ended June 30, 2019, the Company incurred accumulated net losses of $3.7 million. In addition, during the six- month period ended June 30, 2019, the Company used $263,518 in operations and had a working capital deficit of $581,368 excluding customer deposits of $50,149 and kiss liability-related party of $1,661,508. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. If the Company is unable to obtain additional funding, it may not be able to meet all of its obligations as they come due for the next twelve months. The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital, and/or selling assets.

During the six-month period ended June 30, 2019, the Company received a total of $80,000 from several investors in exchange for 104,506 restricted common shares of the Company at a price of $0.71 per share.

During the six-month period ended June 30, 2019, the Company issued 193,461 restricted common shares in conjunction with an agreement for consulting services at a value of $137,357 or $0.71 per share.

During the six-month period ended June 30, 2019, the Company issued 50,000 restricted common shares in conjunction with a software services agreement at a value of $35,500 or $0.71 per share.

During the six-month period ended June 30,2019, the Company’s CEO personally sold 693,750 shares of his restricted common shares to several employees at par value.

The restricted shares are being issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The Company intends to use the funds for working capital.

In October 2019, the Company’s board of directors and a majority of shareholders eligible to vote, adopted a resolution increasing the number of authorized common shares from Twenty Five Million (25,000,000) to Fifty Million (50,000,000).

On November 1, 2019, the Company’s board of directors and a majority of shareholders eligible to vote adopted a resolution designating a new Series A Preferred Stock. One Million (1,000,000) shares were authorized.

On November 1, 2019, the Company’s board of directors and the majority of shareholders awarded CEO, Matthew Wolfson, Five Hundred Thousand (500,000) shares of Preferred A stock.

On December 11, 2019, the Company borrowed $50,000 in conjunction with a convertible promissory note. The note matures in May 2020 and is non- interest bearing. The lender has the right at any time on or after May 30, 2020, to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. The proceeds were used for operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person, and the date such person became a director or executive officer. Our executive officers are appointed by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

The following table presents information with respect to our officers, directors and significant employees as of January 14, 2019

Name	Age	Position
Matthew Wolfson	48	Chief Executive Officer, President, Chief Financial Officer, Sole Director

Biographical Information Regarding Officers and Directors

Mr. Wolfson has been our sole officer and director since inception. Matthew Wolfson is a Phoenix based entrepreneur with a keen interest in technology and design. He is the founder of Electromedical Technologies, Inc. and has been the CEO and has worked full-time for the Company since he began researching and developing the WellnessPro in 2003.

As an entrepreneur he has been involved in several successful companies, in the early 90’s, Matthew Wolfson co-founded Globalcom 2000 and entered into the prepaid phone card business, which at that time was an almost unknown market. Globalcom 2000 became one of the largest phone card companies in the United States.

In 1994, he developed an interest in the telecom “International Callback” business and co-founded One World Communications. He subsequently travelled the world, opening up over 150 training centers and helped create the world’s largest International global sales force selling telecom services.

Term of Office

All of our directors are appointed for a one-year term to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders.  Our executive officers are appointed by our Board of Directors and hold office until removed by the Board.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present director (or person nominated to become director), executive officer, founder, promoter or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  To the knowledge of the Company, there have been no reported violations of the Code of Ethics.

Whistleblower Procedures Policy

In accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002, the Board of Directors of the Company has adopted a Whistleblower Procedures Policy, stating that all employees of the Company are strongly encouraged to report any evidence of financial irregularities which they may become aware of, including those with respect to internal controls, accounting or auditing matters.  Under the Whistleblower Procedures Policy, the management of the Company shall promptly and periodically communicate to all employees with access to accounting, payroll and financial information the means by which they may report any such irregularities.  In the event an employee is uncomfortable for any reason reporting irregularities to his or her supervisor or other management of the Company, employees may report directly to any member of the Board of Directors of the Company.  The identity of any employee reporting under these procedures will be maintained as confidential at the request of the employee, or may be made on an anonymous basis.  Notice must be provided to all of the Company’s employees with access to accounting, payroll and financial information in respect of these procedures.

The Company does not have any Committees of the Board

CORPORATE GOVERNANCE

Director Independence

We are not listed on a major U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Leadership Structure

We currently have one executive officer who is also a Director. Our Board has reviewed the Company’s current Board leadership structure. In light of the Company’s size, nature of the Company’s business, regulatory framework under which the Company operates, stockholder base, the Company’s peer group and other relevant factors, the Company has determined that this structure is currently the most appropriate Board leadership structure for our company. Nevertheless, the Board intends to carefully evaluate from time to time whether our current structure should be modified based on what the Board believes is best for the Company and our stockholders.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day to day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board reviews and discusses policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of the Company’s financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

Audit Committee

The Board does not currently have a standing Audit Committee. The full Board performs the principal functions of the Audit Committee. The full Board monitors our financial reporting process and internal control system and reviews and appraises the audit efforts of our independent accountants.

Compensation Committee

The Board does not currently have a standing Compensation Committee. The full Board establishes our overall compensation policies and reviews recommendations submitted by our management.

Nominating Committee

The Board does not currently have a standing Nominating Committee. We do not maintain a policy for considering nominees. Our Bylaws provides that the number of Directors shall be fixed from time to time by the Board, but in no event shall be less than the minimum required by law. The Board of Directors shall be large enough to maintain our required expertise but not too large to function efficiently. Director nominees are recommended, reviewed and approved by the entire Board. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

While the Board is solely responsible for the selection and nomination of directors, the Board may consider nominees recommended by stockholders as it deems appropriate. The Board evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although we do not have a policy regarding diversity, the Board does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. Stockholders who wish to recommend a nominee should send nominations to our President, Matthew Wolfson, 16561 North 92nd Street, Suite 101, Scottsdale, AZ 85260, that includes all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected.

Compensation Consultants

We have not historically relied upon the advice of compensation consultants in determining Named Executive Officer compensation. Instead, the full Board reviews compensation levels and makes adjustments based on their personal knowledge of competition in the market place, publicly available information and informal surveys of human resource professionals.

Stockholder Communications

Stockholders who wish to communicate with the Board may do so by addressing their correspondence to the Board at Electromedical Technologies, Inc., Attention: Mathew Wolfson, 16561 North 92nd Street, Suite 101, Scottsdale, AZ 85260. The Board shall review and respond to all correspondence received, as appropriate.

Director Independence

There are no independent directors at this time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Company’s directors and officers, and persons who own more than ten-percent (10%) of our Company’s shares of Common Stock, to file with the SEC reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5. Such officers, directors and ten-percent shareholders are also required to furnish our Company with copies of all Section 16(a) reports they file. As of June 14, 2019, we believed such reports were timely filed.

EXECUTIVE AND DIRECTOR COMPENSATION

Our sole director, Matthew Wolfson, who is also our chief executive officer, chief financial officer, receives a base salary of $20,000 per month in compensation, as part of an Executive Compensation Agreement signed with the Company, attached hereto. In addition, Mr. Wolfson is due $500,000 to be paid at a later date on determination of the board of directors, as an initial payment for this Executive Compensation Agreement. Mr. Wolfson’s Employment Contract is attached hereto.

Mr. Wolfson receives no compensation for serving as the Chairman and sole director of the Company. During the Director’s term, the Company reimburses the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00) must be approved in advance by the Company

Executive Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(Matthew Wolfson	2018	$0	$0	$0	$0	$0	$0	$0	$0	(1)
Matthew Wolfson	2017	$0	$0	$0	$0	$0	$0	$0	$0	(1)

(1)Mr. Woflson received no compensation during 2017 and 2018. In July 2017, the Company entered into a $250,000 promissory note with its CEO. The proceeds were used for operations and Regulation A+ offering costs. The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. Included in the accompanying balance sheets is $261,304 and $160,355 due from the Company’s CEO as of December 31, 2018 and 2017, respectively. In 2018, $250,000 of the amount due from the Company’s CEO has been net against the note payable due the CEO, leaving a receivable of $11,304. In 2017, the total amount due from the Company’s CEO has been net against the note payable due the CEO for a total net due of $89,645.

Directors	Title	Monthly Compensation
Matthew Wolfson(1)	Chief Executive Officer, Chief Financial Officer and Chairman	$20,000	(1)(2)

(1)	Mr. Wolfson owns 14,306,250 common shares and 500,000 Series A Preferred Shares. Please see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for additional information.

(2)	In addition to Mr. Wolfson’s monthly compensation, which is outlined here, he receives additional compensation as part of this Executive Compensation Agreement. This Agreement is attached hereto.

Director Compensation Table

Directors	Title	Monthly Compensation
Matthew Wolfson(1)	Chief Executive Officer, Chief Financial Officer and Chairman	$0

(1)	This table represents Mr. Wolfson’s zero compensation as a director of the corporation. Please see section marked “Executive Compensation” for other information about Mr. Wolfson’s compensation as an executive of the corporation.

(2)	In addition, Mr. Wolfson receives additional compensation as part of this Executive Compensation Agreement. This Agreement is attached hereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, here is information with respect to the securities holdings of (i) our officers and directors, and (ii) all persons (currently none) which, pursuant to filings with the SEC and our stock transfer records, we have reason to believe may be deemed the beneficial owner of more than five percent (5%) of the shares of Common Stock.

The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities.

The following table is based on the number of shares outstanding totaling 16,960,994 as of January 15, 2020.

The following table sets forth certain information as of January 15, 2020 by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock; and (ii) each director, director nominee, and Named Executive Officer. The footnotes below pertain to total shares, voting rights and conversion shares, and provide other explanations.

Name of Beneficial Owner	Common Shares Owned	Percent of Common(1)	Pref Series A Owned	Series A Votes(2)	Voting Shares(3)		Voting Power(3)
Matthew Wolfson	14,306,250	84.35%	500,000	50,000,000	64,306,250	(4)	83.6	%(4)
7460 E Tucky Ln Scottsdale AZ 85250

Blue Ridge Enterprises LLC(5)	1,452,114	8.6%			1,442,114		2.2%
5256 S Mission Rd
Bonsall, CA 92003

1)	Based on 16,960,994 common shares outstanding immediately prior to the Primary Offering to the public

2)	Based on 100 votes of common share equivalents for each Series A Preferred held

3)	Based on combined voting power of Mr. Wolfson’s common shares and common share equivalent rights as a holder of Series A Preferred Shares.

4)	Based on 76,960,994 total possible votes assuming voting of Mr. Wolfson’s Series A Preferred Shares.

5)	Blue Ridge Enterprises LLC, common share holdings are combined with Mr. Don Steinberg's personal holdings which are 14,850 common shares. Mr. Steinberg is a Related Party. See section labeled Related Parties for disclosures.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership, voting power and investment power with respect to the shares of Company preferred stock and common stock.

Item 5.	Interest of Management and Others in Certain Transactions

As of June 30, 2019, the Company entered in to various promissory notes totaling $308,000 with a related party. All notes mature in 2020 and 2021. Interest will accrue at 10% from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations.

In July 2018, The Company entered into KISS agreement with this related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date on November 1, 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet.. Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 8,189,874 at June 30, 2019. The fair market value of the convertible note at June 30, 2019 is $1,661,508. In October 2019, the related party converted 1,000,000 of the conversion shares in conjunction with the outstanding kiss liability. The liability is currently in default.

In July 2017, the Company entered into a $250,000 promissory note with its CEO. The proceeds were used for operations and Regulation A+ offering costs. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. Included in the accompanying balance sheets is $380,407 and $261,304 due from the Company’s CEO as of June 30, 2019 and December 31, 2018, respectively. At both June 30, 2019 and December 31, 2018, $250,000 of the promissory note and unpaid accrued interest, have been offset against the amount due from the Company’s CEO, leaving a receivable of $126,632 and $11,304, respectively. In August 2019, the Company’s CEO personally paid $100,000 to the holder of a Company note payable, further reducing the amount due from the Company’s CEO.

In October 2013, the Company entered in to a $45,000 note payable with an individual related to the Company's CEO. The proceeds were used for operations. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at both June 30, 2019 and December 31, 2018 was $44,000.

In October 2019, the related party lender of the $44,000 note-payable, converted the principal amount of $44,000 plus unpaid accrued interest into 64,215 shares of restricted common stock.

Changes in Control

As of the date of this Prospectus, we are not aware of any arrangement that may result in a change in control of our company.

LEGAL MATTERS

The validity of the shares sold by us under this Prospectus, including the shares to be sold by the selling stockholders, will be passed upon for us by Mailander Law Office, Inc., 945 4th Avenue, Suite 311, San Diego, CA 92101.

EXPERTS

dbbmckennon, our independent registered public accountant, has audited our financial statements included in this Prospectus and Registration Statement to the extent and for the periods set forth in their audit report. dbbmckennon has presented its report with respect to our audited financial statements.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Delaware law and eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ELECTROMEDICAL TECHNOLOGIES, INC.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended

December 31, 2018 and December 31, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of Electromedical Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Electromedical Technologies, Inc. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, stockholders’ deficit, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a negative working capital balance, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon
We have served as the Company's auditor since 2018.
San Diego, California
April 30, 2019

ELECTROMEDICAL TECHNOLOGIES, INC.

BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$-	$27,860
Accounts receivable	13,774	28,058
Inventories	29,604	96,689
Prepaid expenses and other current assets	128,553	207,298
Total current assets	171,931	359,905
Property and equipment, net	795,551	817,890
Due from Chief Executive Officer	11,304	-
Total assets	$978,786	$1,177,795

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Line of credit	$-	$87,747
Accounts payable	166,979	394,906
Credit cards payable	42,515	70,377
Accrued expenses and other current liabilities	104,394	273,053
Customer deposits	112,300	273,939
KISS liability - related party	1,621,805	-
Note payable	27,307	-
Bank debt, current portion	24,425	25,341
Total current liabilities	2,099,725	1,125,363

Long-term liabilities:
Bank debt, net of current portion	591,650	615,466
Notes Payable	157,000	157,000
Convertible promissory note	25,000	-
Related party notes payable, net of amount due from Chief Executive Officer	149,000	133,645
Other liabilities	16,651	6,282
Total liabilities	3,039,026	2,037,756

Commitments and contingencies

Stockholders' deficit
Common stock, $0.00001 par value, 25,000,000 shares authorized; 16,320,823 and 15,000.000 shares outstanding as of December 31, 2018 and 2017, respectively	162	150
Additional paid-in- capital	1,447,960	697,834
Accumulated deficit	(3,508,362)	(1,557,945)
Total stockholders' deficit	(2,060,240)	(859,961)
Total liabilities and stockholders' deficit	$978,786	$1,177,795

See accompanying notes to financial statements

The accompanying notes are an integral part of these audited financial statements

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Net sales	$675,383	$857,717

Cost of sales	168,716	197,430
Gross profit	506,667	660,287

Selling, general and administrative expenses	787,370	1,116,992

Loss from operations	(280,703)	(456,705)

Other income (expense)
Interest expense	(86,463)	(53,707)
Change in fair value of related party KISS liability	(1,586,805)	-
Other income	3,554	-
Total other expense	(1,669,714)	(53,707)

Net loss	$(1,950,417)	$(510,412)

Weighted average shares outstanding	15,198,564	15,000,000
Weighted average earnings per share	$(0.13)	$(0.03)

See accompanying notes to financial statements

The accompanying notes are an integral part of these audited financial statements

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' AND MEMBER'S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

						Total
						Stockholders' and
	Member's	Common Stock			Accumulated	Member's
	Capital	Amount	Shares	Paid in Capital	Deficit	(Deficit)
Balance, December 31, 2016	$721,984	$-	-	$-	$(1,047,533)	$(325,549)

Member distributions	(24,000)	-	-	-	-	(24,000)

Net loss	-	-	-	-	(510,412)	(510,412)

Conversion of LLC to C Corporation	(697,984)	150	15,000,000	697,834	-	-

Balance, December 31, 2017	-	150	15,000,000	697,834	(1,557,945)	(859,961)

Shares issued in conjunction with 2017 marketing promotion	-	2	243,584	172,943	-	172,945

Shares issued in conjunction with Reg A+ filing, net of offering costs	-	7	724,674	247,510	-	247,517

Issuance of common stock for cash	-	1	105,000	104,999	-	105,000

Shares issued in conjunction with vendor settlement	-	2	247,565	175,769	-	175,771

Warrant issued for services	-	-	-	48,905	-	48,905

Net loss	-	-	-	-	(1,950,417)	(1,950,417)

Balance, December 31, 2018	$-	$162	16,320,823	$1,447,960	$(3,508,362)	$(2,060,240)

See accompanying notes to financial statements

The accompanying notes are an integral part of these audited financial statements

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Cash flows from operating activities:
Net loss	$(1,950,417)	$(510,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	-	1,000
Stock-based compensation expense	48,905	-
Depreciation and amortization	22,339	22,582
Change in excess fair value of KISS liability- related party	1,586,805	-
Change in operating assets and liabilities:
Accounts receivable	14,284	(2,878)
Inventories	67,085	(11,723)
Prepaid expenses and other current assets	(115,401)	(103,326)
Due from Chief Executive Officer	(11,304)	103,677
Accounts payable	(8,464)	251,709
Credit cards payable	(27,862)	(21,860)
Accrued expenses and other current liabilities	14,655	188,224
Customer deposits	(161,639)	(54,920)
Net cash used in operating activities	(521,014)	(137,926)

Cash flows from financing activities:
Repayments on line of credit	(87,747)	(23,835)
Repayments on bank debt	(24,732)	(19,937)
Related party notes payable-net	15,355	88,645
Proceeds from KISS liability- related party	35,000	-
Issuance of convertible promissory note	25,000	-
Repayments on note payable	(16,385)	-
Issuance of common stock for cash- net	546,663	-
Distributions to member	-	(24,000)
Net cash provided by financing activities	493,154	20,873

Net decrease in cash and cash equivalents	(27,860)	(117,053)

Cash and cash equivalents, beginning of year	27,860	144,913
Cash and cash equivalents, end of year	$-	$27,860

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$81,912	$51,155

Non-cash investing and financing activities:

In 2018, the Company reclassified deferred offering costs of $194,146 to paid in capital in conjunction with completion of its Reg A+ offering

In 2018, the Company issued 247,565 shares of restricted stock in exchange for an outstanding liability totaling $175,771

In 2018, the Company issued 243,584 shares of restricted stock in conjunction with the 2017 marketing promotion liability totaling $172,945

In 2018, the Company issued a note payable in exchange for an outstanding liability totaling $43,692

The accompanying notes are an integral part of these audited financial statements

ELECTROMEDICAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1.	ORGANIZATION AND NATURE OF BUSINESS

Electro Medical Technologies, LLC (“the Company”), was formed in November 2010 as an Arizona limited liability company. In August 2017, the Company converted to a Delaware C Corporation under Electromedical Technologies, Inc. The Company is a bioelectronic engineering company with medical device certifications in the United States (FDA) and Mexico (Cofepris). The Company engineers simple-to-use portable bioelectronics devices, which provide fast and long -lasting pain relief across a broad range of ailments.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company maintains its accounting records on an accrual method in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Going Concern

Since inception, the Company has incurred approximately $3.5 million of accumulated net losses, which includes approximately $1.6 million related to the adjustment to fair market value of the Company’s related party KISS liability. In addition, during the year ended December 31, 2018, the Company used $521,014, in operations and had a working capital deficit of $1,927,794. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. If the Company is unable to obtain additional funding, it may not be able to meet all of its obligations as they come due for the next twelve months. The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital, and/or selling assets.

As a result, there is significant uncertainty whether the entity will continue as a going concern and, therefore, whether it will realize its assets and settle its liabilities and commitments in the normal course of business and at the amounts stated in the financial statements.

Accordingly, no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might be necessary should the entity not continue as a going concern. At this time, management is of the opinion that no asset is likely to be realized for an amount less than the amount at which it is recorded in the financial statements as at December 31, 2018. (See Note 9).

Revenue Recognition

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, the Company also has a policy which requires it to meet certain criteria in order to recognize revenue, including satisfaction of the following requirements:

a)    Persuasive evidence that an arrangement exists;

b)   The price to the buyer is fixed or determinable;

c)    Collectability is reasonably assured; and

d)   The Company has no significant obligations for future performance.

Revenue and related costs are generally recorded when products are shipped and invoiced to either independently owned and operated distributors or to end-customers.

Certain larger customers pay in advance for future shipments. These advance payments totaled $112,300 and $273,939 at December 31, 2018 and 2017, respectively, and are recorded as customer deposits in the accompanying balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

At the completion of the initial three-year warranty, the Company sells extended warranties for periods ranging from one to three years. Revenue is recognized on a straight-line basis over the term of the contract. Deferred revenue of $16,651 and $11,781 is recorded in connection with these extended warranties as of December 31, 2018 and 2017, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company recorded an allowance for doubtful accounts of $1,000 as of both December 31, 2018 and 2017.

Financial Instruments and Concentrations of Business and Credit Risk

The estimated fair value of financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is often required to interpret market data used to develop the estimates of fair value. Accordingly, the estimates presented may not be indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Disclosure of Fair Value

The disclosure requirements within Accounting Standards Codification (ASC) Topic 820-10, Fair Value Measurement, require disclosure of estimated fair values of certain financial instruments. For financial instruments recognized at fair value in the Company’s statements of operations, the disclosure requirements of ASC Topic 820-10 also apply. The methods and assumptions are set forth below:

•	Cash and cash equivalents are carried at cost, which approximates fair value.

•	The carrying amounts of receivables approximate fair value due to their short-term maturities.

•	The carrying amount of payables approximate fair value due to their short-term maturities.

•	KISS liability-related party is adjusted to fair value based on the value of the Company as a whole using the discounted cash flow method.

Asset and liabilities measured and reported at fair value are classified and disclosed in one of the following categories based on inputs:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability

Level 3 — Pricing inputs include significant unobservable inputs used in determining the fair value of investments. The types of investments, which would generally be included in this category include equity securities issued by private entities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The levels of the fair value hierarchy into which the Company’s investments fall as of December 31, 2018, are as follows:

	Level 1	Level 2	Level 3	Total
Liabilities

KISS liability- related party	$-	$-	$1,621,805	$1,621,805

Total fair value	$-	$-	$1,621,805	$1,621,805

See Note 6 for discussion of the Company’s valuation of the KISS liability- related party.

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic review of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. The Company mitigates business risks by attempting to diversify its customer base.

The Company had one significant customer for the years ended December 31, 2018 and 2017 that in total accounted for approximately 24% and 18%, respectively, of net sales. There were no amounts outstanding from this customer as of both December 31, 2018 and 2017. Customer deposits on hand from this customer totaled approximately $112,000 and $274,000 at December 31, 2018 and 2017, respectively. The loss of this customer would have a significant impact on the operations and cash flows of the Company.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations for the years ended December 31, 2018 and 2017 consisted of one significant supplier that accounted for approximately 60% and 39%, respectively, of total net purchases. This supplier accounted for approximately 35% of the Company’s total accounts payable as of December 31, 2017. In November 2018, the Company entered into an agreement with this supplier, whereby the Company exchanged 247,565 shares of common stock as payment in full for the outstanding amount due the supplier of $175,771. The loss of key vendors may have a significant impact on the operations and cash flows of the Company.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on the first-in, first-out cost flow assumption (“FIFO”) while market is determined based upon the estimated net realizable value less an allowance for selling and distribution expenses and a normal gross profit. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis. As of December 31, 2018, and 2017, the Company believes there are no excess and obsolete inventories and accordingly, did not record an inventory reserve. Inventories consist of purchased finished goods. As of December 31, 2017, recorded within prepaids and other current assets on the accompanying balance sheet is $15,186 in credits to which the Company expected to receive credit form their primary manufacturer. There were no credits due from the supplier at December 31, 2018.

Deferred Offering Costs

Included in Other Current Assets at December 31, 2017 are deferred offering costs totaling $188,424. The Company accounts for offering costs in accordance with FASB ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be included in prepaid expenses and other current assets on the accompanying balance sheet. The Company’s filing became effective in January 2018 at which time deferred offering costs totaling $194,146 were reclassified to stockholders’ deficit in the accompanying balance sheet (see Note 9).

Property and Equipment

Property and equipment is recorded at cost and is comprised of a building and office furniture and equipment. The building is depreciated using the straight-line method over the estimated useful life of 40 years. Office furniture and equipment is depreciated using the double-declining method or the straight-line method over the estimated useful lives of 3 to 7 years.

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the accompanying statements of operations.

Impairment of Long-Lived Assets

In accordance with FASB ASC Topic 360, Property, Plant and Equipment, long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets are adjusted to their estimated fair values and assets held for sale are adjusted to their estimated fair values less selling expenses.

No impairment losses of long-lived assets were recognized for the years ended December 31, 2018 and 2017.

Income Taxes

The Company, which was formed as an Limited liability Company in Arizona, previously filed an Entity Classification Election, commonly known as a check-the-box-election, to be classified as a corporation for tax purposes. The Company also made an election to be treated for income tax purposes as an S corporation. Under U.S. and Arizona law, the taxable income or loss of an S corporation is included in the shareholder’s income tax returns. In August 2017, the Company converted to a Delaware Corporation. The conversion was tax-free under Internal Revenue Code Section 368(a)(1)(F) and is referred to as an F-reorganization, which is typically defined as a mere change in identity, form or place of organization. Management elected to terminated the S corporation election effective January 1, 2018 and the Company will operate for tax purposes as a C corporation from that date forward.

The Company follows the provisions of uncertain tax positions as addressed in FASB ASC Subtopic 740-10-65-1, Income Taxes. The Company has no such tax positions as of both December 31, 2018 and 2017, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties as of December 31, 2018 and 2017.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state and local income tax authorities for returns filed for the prior four years. There are no examinations currently pending.

The Company’s tax provision for 2018 related to deferred tax charges consisting of a minor amount of accruals for which the Company will receive the benefit from when paid and the net operating loss incurred during 2018. During the year ended December 31, 2018, the Company evaluated its deferred tax assets of $199,188 and determined a full valuation allowance was appropriate.

At December 31, 2018, the Company’s net operating loss carry forward was $800,884 which originated in 2018. NOLs originating in 2018 can be carried forward indefinitely.  The difference between the statutory rate of 21% and the effective tax rate is due to permanent differences and a full valuation allowance

Sales Taxes

FASB ASC Subtopic 605-45, Revenue Recognition – Principal Agent Considerations, provides that the presentation of taxes assessed by a governmental authority that are directly imposed on revenue-producing transactions (e.g. sales, use, and excise taxes) between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, the amounts of those taxes should be disclosed in the financial statements for each period for which a statement of operations is presented if those amounts are significant. Sales taxes for the years ended December 31, 2018 and 2017 were recorded on a net basis. Included in accrued expenses at December 31, 2018 and 2017 is approximately $51,000 and $44,000, respectively, related to sales taxes.

Shipping and Handling Costs

The Company included shipping and handling costs in cost of sales on the accompanying statements of operations for the years ended December 31, 2018 and 2017.

Warranty

The Company warranties the sale of most of its products and records an accrual for estimated future claims. The standard warranty is typically for a period of three years. Such accruals are based upon historical experience and management's estimate of the level of future claims. The Company recorded a liability as of December 31, 2018 and 2017 of $13,067 and $14,231, respectively and is included in cost of sales in the statements of operations and within accrued expenses on the accompanying balance sheets.

Advertising

Advertising costs are expensed as incurred. Total advertising expenses amounted to $15,181 and $7,952 and are included in selling, general and administrative expenses on the accompanying statements of operations for the years ended December 31, 2018 and 2017, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Total research and development costs amounted to $0 and $4,000 during the years ended December 31, 2018 and 2017, respectively and are included in selling, general and administrative expenses on the accompanying statements of operations.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2018 and 2017, diluted net loss per share is the same as basic net loss per share for each year.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new accounting guidance, which is effective for the Company beginning on January 1, 2020 . The impact is not expected to be significant.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 supersedes existing revenue recognition guidance, including ASC 605-35. ASU 2014-09 outlines a single set of comprehensive principles for recognizing revenue under US GAAP. Among other things, it requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. These concepts, as well as other aspects of ASU 2014-09, may change the method and/or timing of revenue recognition for some of the Company’s contracts. ASU 2014-09 may be applied either retrospectively or through the use of a modified-retrospective method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments of ASU 2015-14 defer the effective date of ASU 2104-09 for all entities by one year. Private companies should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. The Company is currently evaluating methods of adoption as well as the impact that adoption of this guidance will have on its financial statements and does not expect it to be significant.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

	2018	2017
Building	$875,000	$875,000
Furniture and equipment	24,987	24,987
	899,987	899,987
Less: accumulated depreciation and amortization	(104,436)	(82,097)
	$795,551	$817,890

Depreciation and amortization expense related to property and equipment was $22,339 and $22,583 for the years ended December 31, 2018 and 2017, respectively, and is included in selling, general and administrative expenses on the accompanying statements of operations.

NOTE 4.	REVOLVING LINE OF CREDIT

In November 2010, the Company obtained a revolving line of credit (the “Revolver”) with a financial institution that expired in November 2017 at which time all outstanding interest and principal became due. The Revolver was collateralized by substantially all of the Company’s assets; was personally guaranteed by the Company’s member and did not contain any financial covenants. The interest rate is based on the prime rate plus 4%, or 8.5% as of December 31, 2017. Interest on the Revolver is payable monthly in arrears in an amount equal to the actual accrued interest or $100, whichever is greater. The outstanding balance on the Revolver was $87,747 as of December 31, 2017. In November 2018, the revolver and all accrued interest were paid in full and the revolver was cancelled.

NOTE 5.	NOTE PAYABLE

In May 2018, the Company entered into a note payable with a third- party vendor as payment for an outstanding balance in the amount of $43,692. At December 31, 2017, the amount is recorded as accounts payable on the accompanying balance sheet. The note is interest free and requires monthly payments of $5,461 beginning June 15, 2018 with the remaining balance due and payable on December 15, 2018. The Company did not make timely payments as of December 15, 2018 which resulted in interest being accrued on the unpaid balance at a rate of ten percent beginning July 31, 3017. The note payable balance as of December 31, 2018 is $27,307. Interest expense of $4,138 has been accrued in the Company’s statement of operations as of December 31, 2018.

NOTE 6.	KISS LIABILITY- RELATED PARTY

In July 2018, The Company entered into KISS agreement with a related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures twelve months from the issuance date in July 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet.

Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 8,042,246 at December 31, 2018. The fair market value of the convertible note at December 31, 2018 is $1,621,805, with the excess in value over the proceeds received of $1,586,805 recorded as excess fair value of KISS liability in the Company’s statement of operations in 2018.

KISS conversion shares are equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price as defined in the agreement. At December 31, 2018, the Conversion Amount is the purchase price of $35,000. The conversion price is the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the conversion. "Valuation Cap" shall mean (i) US $82,497 for shares converted prior to July 1, 2020 (the "2020 Valuation Cap").

The Company determined the fair value of the KISS liability using the estimated enterprise value of the Company, allocating the percentage of fully diluted pro-rata shares to the value of the KISS liability. The Company will mark to market the liability at each reporting period.

NOTE 7.	LONG-TERM DEBT

Note Payable

In March 2015, the Company entered into an $850,000 note payable (the “Original Note Payable”) with a third-party to finance the purchase of its office building (see note 8). The Original Note Payable consisted of interest-only payments at 4.5% per annum, payable monthly in arrears. The Original Note Payable was collateralized by a deed of trust in the office building. During 2015, the Company refinanced the Original Note Payable with bank debt and a new note payable (“Note Payable”) for the unpaid principal balance.

The Note Payable, effective December 31, 2015, was issued for a principal amount of $157,000. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding balance on the Note Payable at both December 31, 2018 and 2017 was $157,000. The Note Payable is personally guaranteed by the Company’s CEO.

Convertible Promissory Note

In May 2018, the Company borrowed $25,000 in conjunction with a convertible promissory note. The note matures in June 2020 and accrues interest at a rate of 8% per annum. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. The proceeds were used for operations.

Bank Debt

In September 2015, the Company entered into a credit agreement for a $700,000 term loan with a financial institution. Payment terms consist of monthly payments in arrears of $3,547 for the first year outstanding. The monthly payment then increases to $4,574 until the term loan matures on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate for the first year was 1.99% per annum and increased to 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the office building. The proceeds were used to purchase a building for which the Company's operations are located. The net principal balance outstanding on the term loan at December 31,2018 and 2017 was $616,075 and $640,807, respectively. The term loan is personally guaranteed by the Company’s CEO.

Related Party Notes Payable

In October 2013, the Company entered in to a $45,000 note payable with an individual related to the Company's CEO. The proceeds were used for operations. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at both December 31, 2018 and 2017 was $44,000.

In July 2017, the Company entered into a $250,000 promissory note with its CEO. The proceeds were used for operations and Regulation A+ offering costs. The promissory note will begin accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. Included in the accompanying balance sheets is $261,304 and $160,355 due from the Company’s CEO as of December 31, 2018 and 2017, respectively. In 2018, $250,000 of the amount due from the Company’s CEO has been net against the note payable due the CEO, leaving a receivable of $11,304. In 2017, the total amount due from the Company’s CEO has been net against the note payable due the CEO for a total net due of $89,645.

In 2018, the Company entered in to promissory notes totaling $105,000 with a related party. All notes mature at various times in 2020. Interest will accrue at 10% per annum from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations. See Note 12 for additional transactions with this related party.

Future aggregate maturities of long-term debt, excluding the short-term note payable and the KISS liability-related party are as follows:

For the Years Ending December 31:
2019	$24,425
2020	356,595
2021	26,994
2022	28,381
2023	29,838
Thereafter	480,842
$947,075

The long-term debt agreements do not contain any financial covenants.

NOTE 8.	RELATED PARTY TRANSACTIONS

The Company has a promissory note with a related party for $44,000 (see Note 7).

Included in the accompanying balance sheets is $261,305 and $160,355 of amounts due from the Company’s CEO as of December 31, 2018 and 2017, respectively. The amounts due are non-interest bearing, payable upon demand and have been net against the note payable due the Company’s CEO (see Note 7).

In 2018, the Company entered in to promissory notes totaling $105,000 and a $35,000 KISS agreement with a related party (see Notes 6 and 7). The Company sold the related party 452,114 shares of common stock in conjunction with its Reg A+ offering in 2018 (see Note 9).

NOTE 9.	STOCKHOLDERS’ DEFICIT

In August 2017, the Company converted to a Delaware C Corporation. In conjunction with the conversion, the Company authorized 25 million shares of common stock with a par value of $0.00001 of which 15 million shares were issued to the Company’s sole member. The sole member’s percentage in the converted entity remained equal to the sole member’s interest in the LLC.

In February and March 2017, the Company executed a promotion whereby distributors who made purchases during the promotional period would receive credits towards either future purchases of product through September 1, 2017 or shares of stock. Credits totaling $173,955 were earned by such distributors of which $ 1,010 had been applied against purchases of product. The remaining credit of $172,945 would be satisfied in shares of the Company’s common stock. As of and for the year ended December 31, 2017, an accrual for $170,930 of the amount of the net credits has been recorded as marketing expense in the statement of operations as well as within accrued liabilities on the accompanying balance sheet. The Company recorded the amount as marketing expense as the promotion was provided directly to distributors rather than to end users. In 2018, the Company issued 243,584 common shares to 25 unaffiliated shareholders earned in the 2017 promotional program.

The Company’s Reg A+ filing with the Securities and Exchange Commission became effective in January 2018. The offering consisted of 7,042,254 shares of common stock at a price of $0.71 per share. The Company’s Reg A+ offering was closed on August 27, 2018. Pursuant to that offering, the Company sold and issued a total of 724,674 common shares to 46 shareholders with net proceeds of $441,662 which includes costs totaling $72,856. The Company incurred additional costs totaling $194,146, which have been recorded as a reduction in stockholders’ deficit as of December 31, 2018 (see Note 2).

In October and November 2018, the Company received a total of $105,000 from two investors in exchange for 105,000 common shares of the Company at a price of $1.00 per share.

In November 2018, the Company entered into an agreement with a key supplier, whereby the Company exchanged 247,565 shares of common stock at a price of $0.71 per share as payment in full for the outstanding amount due the supplier of $175,771. The Company also entered into a development stock issuance agreement with the supplier under which the Company will compensate the supplier for future development services not to exceed $100,000 with shares of the Company’s stock at a per share price of $0.71. If at the time of delivery of a working prototype, the value of the 247,565 shares are worth less than the amount originally owed plus the amount owed under the development agreement, then additional shares will be issued to make the supplier whole at the then current stock price. (see Note 2).

In December 2018, the Company issued a warrant to a third party to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.71 per share. The warrant is fully vested upon issuance and expires December 1, 2023. Compensation expense of $48,905 has been recorded in selling, general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2018. The Company utilizes the Black Scholes valuation model which relies on certain assumptions to estimate the warrant’s fair value. The assumptions used in the determination of the fair value of the warrant awarded in 2018, are provided in the table below.

Assumptions
Expected volatility rate	88%
Expected dividend yield	0%
Average risk-free interest rate	2.51%
Expected term years	5.0

NOTE 10.	EQUITY COMPENSATION

In 2017, the Company’s Board of Directors approved the 2017 Employee and Consultant Stock Ownership Plan, (the “Plan”). The Plan provides that the Board of Directors may grant restricted stock units, incentive stock options and non-statutory stock options to officers, key employees and certain consultants and advisors to the Company up to a maximum of 2,500,000 shares. Stock options granted under the Plan have ten-year terms with vesting terms to be determined by the administrator of the Plan. Restricted stock unit grant terms will be set by the administrator and at the discretion of the administrator, be settled in cash, shares, or a combination of both. No grants have been made as of April 30, 2019.

NOTE 11.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to various loss contingencies and assessments arising in the normal course of the business, some of which relate to litigation, claims, property taxes and sales and use tax or goods and services tax assessments. The Company considers the likelihood of the loss or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies and assessments. An estimated loss contingency or assessment is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to them to determine whether such accruals should be adjusted. Based on the information presently available, including discussion with counsel and other consultants, management believes that resolution of these matters will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

Operating Leases

The Company is obligated under certain non-cancellable operating leases for its corporate vehicles, which expired on various dates through February 2018. Total rental expense amounted to $5,123 and $10,679 for the years ended December 31, 2018 and 2017, respectively, and is included in selling, general and administrative expenses in the accompanying statements of operations.

NOTE 12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through the independent auditor’s report date, which is the date that the financial statements were available to be issued and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except as disclosed below.

The Company entered into additional promissory notes with a related party totaling $117,000. All notes mature in two years in 2021. Interest will accrue at 10% from the due date thereon until all principal is paid in full. Total amount due the related party is $222,000.

In January and February 2019, the Company entered into subscription agreements for 49,295 shares of restricted common stock at a share price of $0.71 per share. In February 2019, the Company entered into a one-year consulting agreement with the stockholder. As compensation for services provided, the Company has issued 150,000 common shares at a share price of $1.00 per share. The shares are deemed earned as of the commencement of the agreement. The Company is currently determining the impact of this transaction.

In March 2019, the Company entered into a subscription agreement with a third party for 35,211 shares of common stock at a share price of $0.71 per share.

INTERIM FINANCIAL STATEMENTS

The following tables set forth our most recent interim financial statements. Our unaudited quarterly results of operations data have been prepared on the same basis as our audited financial statements included elsewhere in this prospectus. In the opinion of management, the financial information set forth in the table below reflects all normal recurring adjustments necessary for the fair statement of results of operations for these periods in accordance with generally accepted accounting principles in the United States. Our historical results are not necessarily indicative of the results that may be expected in the future and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year. This data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

ELECTROMEDICAL TECHNOLOGIES, INC.

BALANCE SHEETS

Unaudited

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$-	$-
Accounts receivable	13,516	13,774
Inventories	104,104	29,604
Prepaid expenses and other current assets	103,263	128,553
Total current assets	220,883	171,931

Property and equipment, net	782,032	795,551
Due from CEO	126,632	11,304
Total assets	$1,129,547	$978,786

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	210,371	166,979
Credit cards payable	35,877	42,515
Accrued expenses and other current liabilities	171,931	104,394
Customer deposits	50,149	112,300
Put option liability	112,631	-
KISS liability - related party	1,661,508	1,621,805
Convertible promissory note	25,000	-
Notes payable	19,846	27,307
Bank debt, current portion	25,595	24,425
Total current liabilities	2,312,908	2,099,725

Long-term liabilities:
Bank debt, net of current portion	578,459	591,650
Note Payable	157,000	157,000
Convertible promissory note	-	25,000
Related party notes payable, net of amount due from CEO	352,000	149,000
Other liabilities	22,618	16,651
Total liabilities	3,422,985	3,039,026

Commitments and contingencies

Stockholders’ deficit
Common stock, $.00001 par value, 25,000,000 shares authorized; 16,668,790 and 16,320,823 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	165	162
Additional paid-in-capital net of offering costs of $267,001	2,255,146	1,447,960
Accumulated deficit	(4,548,749)	(3,508,362)
Total stockholders’ deficit	(2,293,438)	(2,060,240)
Total liabilities and stockholders’ deficit	$1,129,547	$978,786

See accompanying notes to financial statements

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

	2019	2018
Net sales	$354,893	353,483

Cost of sales	106,208	78,680

Gross profit	248,685	274,803

Selling, general and administrative expenses	1,224,627	418,576

Loss from operations	(975,942)	(143,773)

Other income (expense)
Interest expense	(24,742)	(26,836)
Change in fair value of related party KISS liability	(39,703)	-
Total other expense	(64,445)	(26,836)

Net loss	$(1,040,387)	(170,609)

Weighted average shares outstanding	16,553,916	15,000,000
Weighted average earnings per share	$(0.06)	(0.01)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD ENDED JUNE 30, 2019

(UNAUDITED)

					Total
	Common		Paid in	Accumulated	Stockholders’
	Stock	Shares	Capital	Deficit	Deficit
Balance, December 31, 2018	$162	16,320,823	$1,447,960	$(3,508,362)	$(2,060,240)

Issuance of common stock for cash	1	104,506	79,999	-	80,000

Shares issued for consulting services	2	193,461	137,355	-	137,357

Shares issued for software development services	-	50,000	35,500	-	35,500

Stock based compensation			554,332		554,332

Net loss	-	-	-	(1,040,387)	(1,040,387)

Balance, June 30, 2019	$165	16,668,790	$2,255,146	$(4,548,749)	$(2,293,438)

See accompanying notes to financial statements

ELECTROMEDICAL TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

	2019	2018
Cash flows from operating activities:
Net loss	$(1,040,387)	$(170,609)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	691,689	-
Depreciation and amortization	13,519	10,937
Financing costs on put option liability	76,931	-
Excess fair value of KISS liability- related party	39,703	-
Change in operating assets and liabilities:
Accounts receivable	258	8,800
Inventories	(74,500)	50,749
Prepaid expenses and other current assets	96,490	(9,993)
Due from member	(119,103)	-
Accounts payable	43,392	46,046
Credit cards payable	(6,638)	(8,001)
Accrued expenses and other current liabilities	77,279	15,556
Customer deposits	(62,151)	(70,741)
Net cash used in operating activities	(263,518)	(127,256)

Cash flows from financing activities:
Borrowings on line of credit	-	3,548
Convertible note payable	-	25,000
Repayments on bank debt	(12,021)	(11,301)
Related party notes payable-net	203,000	82,149
Notes payable	(7,461)	20,000
Issuance of common stock for cash- net	80,000	-
Net cash provided by financing activities	263,518	143,088

Net decrease in cash and cash equivalents	-	(27,860)

Cash and cash equivalents, beginning of year	-	27,860

Cash and cash equivalents, end of year	$-	$-

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,805	$27,968

Non-cash investing and financing activities:
Stock and put option liability for software	$71,200	$-
Accounts payable converted to note payable	$-	$43,692

See accompanying notes to financial statements

 ELECTROMEDICAL TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1.	ORGANIZATION AND NATURE OF BUSINESS

ElectroMedical Technologies, LLC (“the Company”), was formed in November 2010 as an Arizona limited liability company. In August 2017, the Company converted to a Delaware C Corporation under Electromedical Technologies, Inc. The Company is a bioelectronic engineering company with medical device certifications in the United States (FDA) and Mexico (Cofepris). The Company engineers simple-to-use portable bioelectronics devices, which provide fast and long-lasting pain relief across a broad range of ailments.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The accompanying unaudited financial statements of Electromedical Technologies, Inc. have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP") for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim financial statements should be read in conjunction with the audited annual financial statements of the Company as of and for the years ended December 31, 2017 and 2018. The results of operations for the six months ended June 30, 2019 and 2018 are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Going Concern

Since inception, the Company has incurred $4.5 million of accumulated net losses. Excluding $808,323 of non-cash expenses in the six-month period ended June 30, 2019, the Company incurred accumulated net losses of $3.7 million. In addition, during the six months ended June 30, 2019, the Company used $263,518 in operations and had a working capital deficit of $2,092,025. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company expects to obtain funding through additional debt and equity placement offerings until it consistently achieves positive cash flows from operations. If the Company is unable to obtain additional funding, it may not be able to meet all of its obligations as they come due for the next twelve months. The continuing viability of the entity and its ability to continue as a going concern is dependent upon the entity being successful in its continuing efforts in growing its revenue base and/or accessing additional sources of capital, and/or selling assets.

As a result, there is significant uncertainty whether the entity will continue as a going concern and, therefore, whether it will realize its assets and settle its liabilities and commitments in the normal course of business and at the amounts stated in the financial statements.

Accordingly, no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or the amount and classification of liabilities that might be necessary should the entity not continue as a going concern. At this time, management is of the opinion that no asset is likely to be realized for an amount less than the amount at which it is recorded in the financial statements as at June 30, 2019.

Revenue Recognition

The FASB issued Accounting Standards Update (“ASU”) No. 2014-09, codified as ASC 606: Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2019 using modified retrospective basis and the cumulative effect was immaterial to the financial statements. In addition, the comparative prior period has not been restated.

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers. Control transfers upon shipment of product and when the title has been passed to the customers. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. Revenue is recorded net of sales taxes collected from customers on behalf of taxing authorities, allowance for estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company’s liability for sales return refunds is recognized within other current liabilities, and an asset for the value of inventory which is expected to be returned is recognized within other current assets on the balance sheets. The Company generally allows a 30 day right of return to its customers. As of June 30, 2019 and December 31, 2018, the sales returns allowance was insignificant to the financial statements.

Certain larger customers pay in advance for future shipments. These advance payments totaled $50,149 and $112,300 at June 30, 2019 and December 31, 2018, respectively, and are recorded as customer deposits in the accompanying balance sheets. Revenue related to these advance payments is recognized upon shipment to the distributor or the end-customer.

At the completion of the initial three-year warranty, the Company sells extended warranties for periods ranging from one to three years. Revenue is recognized on a straight-line basis over the term of the contract. As of June 30, 2019, deferred revenue of $22,618 is recorded in connection with these extended warranties.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company recorded an allowance for doubtful accounts of $1,000 as of both June 30, 2019 and December 31, 2018.

ELECTROMEDICAL TECHNOLOGIES, INC.

Notes to interim Financial Statements

(UNAUDITED)

Financial Instruments and Concentrations of Business and Credit Risk

The Company elected early adoption of the Accounting Standards Update (“ASU”) 2016-01, Recognition and Measurement of Financial Assets and Liabilities, which eliminates the requirement of the Company to disclose the fair value of its financial instruments as of the balance sheet date. Financial instruments that potentially subject the Company to concentrations of business and credit risks consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic review of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. The Company mitigates business risks by attempting to diversify its customer base.

The Company had one significant customer for the six- month periods ended June 30, 2019 and 2018 that in total accounted for approximately 19% and 20%, respectively, of net sales. There were no amounts outstanding from this customer as of June 30, 2019 and December 31, 2018. Customer deposits on hand from this customer totaled $50,149 and $112,300 at June 30, 2019 and December 31, 2018, respectively. The loss of this customer would have a significant impact on the operations and cash flows of the Company.

The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations for the six-month periods ended June 30, 2019 and 2018 consisted of one significant supplier in China that accounted for approximately 90% and 92%, respectively of total net purchases. There were no amounts outstanding due this supplier at June 30, 2019 or December 31, 2018. The loss of key vendors may have a significant impact on the operations and cash flows of the Company.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on the first-in, first-out cost flow assumption (“FIFO”) while market is determined based upon the estimated net realizable value less an allowance for selling and distribution expenses and a normal gross profit. The Company evaluates the need for inventory reserves associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis. As of June 30, 2019 and December 31, 2018, the Company believes there are no excess and obsolete inventories and accordingly, did not record an inventory reserve. Inventories consist of purchased finished goods.

ELECTROMEDICAL TECHNOLOGIES, INC.

Notes to interim Financial Statements

(UNAUDITED)

Property and Equipment

Property and equipment is recorded at cost and is comprised of a building and office furniture and equipment. The building is depreciated using the straight-line method over the estimated useful life of 40 years. Office furniture and equipment is depreciated using the double-declining method or the straight-line method over the estimated useful lives of 3 to 7 years.

Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized in the accompanying statements of operations and comprehensive loss.

ELECTROMEDICAL TECHNOLOGIES, INC.

Notes to interim Financial Statements

(UNAUDITED)

Deferred tax assets as of June 30, 2019 consist of a minor amount of accruals for which the Company will receive the benefit from when paid. The amount is insignificant to the financial statements as of June 30, 2019, for which a full valuation allowance would have been present.

Sales Taxes

Sales taxes for the six- month periods ended June 30, 2019 and 2018 were recorded on a net basis. Included in accrued expenses at June 30, 2019 and December 31, 2018 is approximately $56,000 and $51,000 respectively, related to sales taxes.

Warranty

The Company warranties the sale of most of its products and records an accrual for estimated future claims. The standard warranty is typically for a period of three years. Such accruals are based upon historical experience and management's estimate of the level of future claims. The Company recorded a liability as of June 30, 2019 and December 31, 2018 of $19,688 and $13,067, respectively and is included in cost of sales in the statement of operations and within accrued expenses on the accompanying balance sheets.

Advertising

Advertising costs are expensed as incurred. Total advertising expenses amounted to $0 and $14,681 and are included in selling, general and administrative expenses on the accompanying statements of operations and comprehensive loss for the six-month periods ended June 30, 2019 and 2018, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs amounted to $21,081 and $0 during the six-month periods ended June 30, 2019 and 2018, respectively and are included in selling, general and administrative expenses on the accompanying statement of operations.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2019 and 2018, diluted net loss per share is the same as basic net loss per share for each six-month period.

ELECTROMEDICAL TECHNOLOGIES, INC.

Notes to interim Financial Statements

(UNAUDITED)

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations and comprehensive loss. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new accounting guidance, which is effective for the Company beginning on January 1, 2020.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of:

	June 30, 2019	December 31, 2018
Building	$875,000	$875,000
Furniture and equipment	24,987	24,987
	899,987	899,987
Less: accumulated depreciation and amortization	(117,955)	(104,435)
	$782,032	$795,551

Depreciation and amortization expense related to property and equipment was $13,519 and $10,937 for each of the six-month periods ended June 30, 2019 and 2018, and is included in selling, general and administrative expenses on the accompanying statements of operations.

NOTE 4.	NOTES PAYABLE

In May 2018, the Company entered into a note payable with a third- party vendor as payment for an outstanding balance in the amount of $43,692. The note is interest free and requires monthly payments of $5,461.50 beginning June 15, 2018 with the remaining balance due and payable on December 15, 2018. Failure to make timely payments as of December 15, 2018 resulted in interest to be accrued on the unpaid balance at a rate of ten percent beginning July 31, 3017. The outstanding balance as of June 30, 2019 and December 31, 2018 is $19,846 and $27,307, respectively. Interest expense of $5,657 has been accrued in the Company’s balance sheet as of June 30, 2019, of which $1,520 has been recorded in the Company’s statement of operations for the six- month period then ended. No interest expense has been recorded for the six-month period ended June 30, 2018.

Convertible Promissory Note

In May 2018, the Company borrowed $25,000 in conjunction with a convertible promissory note. The note matures in June 2020 and accrues interest at a rate of 8% per annum. The lender has the right at any time to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. In October 2019, the lender converted the note and unpaid accrued interest into 39,363 shares of restricted common stock. The proceeds were used for operations (See Note 11).

NOTE 5.	PUT OPTION LIABILITY

On January 24, 2019, the Company entered into an agreement with a third-party to exchange stock for software services. In exchange for these services, the Company issued 50,000 shares of common stock to the service provider. At the time of the transaction, the shares were valued at $0.71 per share. The Company also added a guarantee that these shares would be worth $3.00 per share one year from the date of the agreement. If the share price does not equal this amount on the settlement date of January 24, 2020, the Company is obligated to issue more shares to equal the obligation.

To value this liability, the Company used an option pricing model to derive a value $112,631 and booked this liability on the balance sheet. The Black-Scholes valuation model was utilized to estimate the fair value of the time-based options. The weighted average assumptions utilized in the valuation of the time-based option awards granted during the period ended June 30, 2019 are summarized as follows:

(1) Expected volatility is based on the historical volatilities of comparable public companies.

(2) Risk-free interest rate is based on the yields from US State Treasury zero-coupon issues for a term consistent with the expected life of the awards in effect at the date of grant.

(3) Expected life of the option

(4) The Company currently has no expectation of paying cash dividends on its common stock.

The Company will review and revalue this each reporting period until the settlement date.

NOTE 6.	KISS LIABILITY- RELATED PARTY

In November 2018, The Company entered into KISS agreement with a related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures in November 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. The liability is currently in default.

Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 8,189,874 at June 30, 2019. The fair market value of the convertible note at June 30, 2019 is $1,661,508.. The increase in fair market value for the six -month period ended June 30, 2019 totaled $39,703 and has been included in the Company’s statement of operations. In October 2019, the related party converted 1,000,000 of the conversion shares (See Note 11).

The Company determined the fair value of the KISS liability using the estimated enterprise value of the Company, allocating the percentage of fully diluted pro-rata shares to the value of the KISS liability. The Company will mark to market the liability at each reporting period.

NOTE 7.	LONG-TERM DEBT

Note Payable

In March 2015, the Company entered into an $850,000 note payable (the “Original Note Payable”) with a third-party to finance the purchase of its office building (see note 8). The Original Note Payable consisted of interest-only payments at 4.5% per annum, payable monthly in arrears. The Original Note Payable was collateralized by a deed of trust in the office building. During 2015, the Company refinanced the Original Note Payable with bank debt and a new note payable (“Note Payable”) for the unpaid principal balance.

The Note Payable, effective December 31, 2015, was issued for a principal amount of $157,000. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding balance on the Note Payable at both June 30, 2019 and December 31, 2018 was $157,000. The Note Payable is personally guaranteed by the Company’s CEO. In August 2019, the Company’s CEO personally repaid $100,000 of the note payable to the third-party and was recorded as a reduction of the CEO’s amount due the Company of $126,632 at June 30, 2019. In October 2019, the lender converted the remaining balance of $57,000 and unpaid accrued interest into 87,849 shares of restricted common stock (See Note 11).

Bank Debt

In September 2015, the Company entered into a credit agreement for a $700,000 term loan with a financial institution. Payment terms consist of monthly payments in arrears of $3,547 for the first year outstanding. The monthly payment then increases to $4,574 until the term loan matures on September 30, 2025, in which the remaining unpaid principal balance and accrued interest is due. The interest rate for the first year was 1.99% per annum and increased to 4.95% per annum for the remaining life of the term loan. The term loan is collateralized by a deed of trust in the office building. The proceeds were used to purchase a building for which the Company's operations are located. The net principal balance outstanding on the term loan at June 30,2019 and December 31, 2018 was $604,054 and $616,075, respectively. The term loan is personally guaranteed by the Company’s CEO.

Related Party Notes Payable

In October 2013, the Company entered in to a $45,000 note payable with an individual related to the Company's CEO. The proceeds were used for operations. Interest began accruing on the interest commencement date of January 1, 2018, at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest is due within ten days of the maturity date on December 31, 2020. The outstanding principal balance on the related party note payable at both June 30, 2019 and December 31, 2018 was $44,000. In October 2019, the related party lender converted the principal amount of $44,000 plus unpaid accrued interest into 64,215 shares of restricted common stock (See Notes 8 and 11).

In July 2017, the Company entered into a $250,000 promissory note with its CEO. The proceeds were used for operations and Regulation A+ offering costs. The promissory note began accruing interest on the interest commencement date of October 1, 2018 at 2% per annum, compounded monthly. The unpaid principal balance and accrued interest are due within ten days of the maturity date on September 30, 2020. Included in the accompanying balance sheets is $380,407 and $261,304 due from the Company’s CEO as of June 30, 2019 and December 31, 2018, respectively. At both June 30, 2019 and December 31, 2018, $250,000 of the promissory note and unpaid accrued interest,have been offset against the amount due from the Company’s CEO, leaving a receivable of $126,632 and $11,304, respectively. The note payable and accrued interest are deemed paid in full as of June 30, 2019.

As of June 30, 2019, the Company entered in to promissory notes totaling $308,000 with a related party. All notes mature at various times in 2020 and 2021. Interest will accrue at 10% per annum from the due date thereon until all principal is paid in full. Proceeds from the loans were used for operations (See Note 8).

Future aggregate maturities of long-term debt are as follows:

For the Years Ending December 31:
2019	$24,425
2020	356,595
2021	26,994
2022	28,381
2023	29,838
Thereafter	480,842
$947,075

The long-term debt agreements do not contain any financial covenants.

NOTE 8.	RELATED PARTY TRANSACTIONS

The Company has a promissory note with a related party for $44,000.

Included in the accompanying balance sheets is $380,407 and $261,304 of amounts due from the Company’s CEO as of June 30, 2019 and December 31, 2018, respectively. The amounts due are non-interest bearing, payable upon demand and have been net against the note payable due the CEO.

As of June 30, 2019, the Company entered in to promissory notes totaling $308,000 with a related party. In November 2018, The Company entered into KISS agreement with the related party for a purchase price of $35,000. The purchase price of the KISS agreement is non-interest bearing, matures in November 2019 and has been recorded as KISS liability- related party in the current liabilities section of the Company’s balance sheet. Under the terms of the agreement, the KISS agreement may be converted into a certain amount of “Conversion Shares” at the earlier of the Company’s “Next Equity Financing” or “Corporate Transaction” as defined in the agreement, or at maturity. The Company has calculated the estimated number of conversion shares to be 8,189,874 at June 30, 2019.

In October 2019, the related party converted 1,000,000 of the conversion shares in conjunction with an outstanding kiss liability (See Note 11).

In August 2019, the Company’s CEO personally repaid $100,000 of a note payable due to a third-party and was recorded as a reduction of the CEO’s amount due the Company at June 30, 2019 ( See Note 11)

During the six-month period ended June 30, 2019, the Company’s CEO personally sold 693,750 shares of his restricted common stock to several employees at par value.

The Company’s CEO personally guarantees certain amounts due under its long-term debt agreements.

In October 2019, the Company entered into an employment agreement with the Company’s CEO (See Note 11).

NOTE 9.	STOCKHOLDERS’ DEFICIT

During the six-month period ended June 30, 2019, the Company received a total of $80,000 from several investors in exchange for 104,506 restricted common shares of the Company at a price of $0.71 per share.

During the six-month period ended June 30, 2019, the Company issued 193,461 restricted common shares in conjunction with an agreement for consulting services at a value of $137,357 or $0.71 per share. The value of the consulting services has been recorded as selling, general and administrative expenses in the Company’s statement of operations.

During the six-month period ended June 30, 2019, the Company issued 50,000 restricted common shares in conjunction with a software services agreement at a value of $35,500 or $0.71 per share. The value of the software services agreement has been recorded as prepaid and other assets in the Company’s balance sheet.

NOTE 10.	EQUITY COMPENSATION

In 2017, the Company’s Board of Directors approved the 2017 Employee and Consultant Stock Ownership Plan, (the “Plan”). The Plan provides that the Board of Directors may grant restricted stock units, incentive stock options and non-statutory stock options to officers, key employees and certain consultants and advisors to the Company up to a maximum of 2,500,000 shares. Stock options granted under the Plan have ten-year terms with vesting terms to be determined by the administrator of the Plan. Restricted stock unit grant terms will be set by the administrator and at the discretion of the administrator, be settled in cash, shares, or a combination of both.

The Black-Scholes valuation model was utilized to estimate the fair value of the time-based options. The weighted average assumptions utilized in the valuation of the time-based option awards granted during the period ended June 30, 2019 are summarized as follows:

(1) Expected volatility is based on the historical volatilities of comparable public companies.

(2) Risk-free interest rate is based on the yields from US State Treasury zero-coupon issues for a term consistent with the expected life of the awards in effect at the date of grant.

(3) Expected life of the option

(4) The Company currently has no expectation of paying cash dividends on its common stock.

The Company recorded pretax stock compensation expense of $61,769 during the period ended June 30, 2019, respectively. Stock-based compensation is included in selling, general, and administrative expense in the accompanying statements of operations.  Stock-based compensation expense is based on awards ultimately expected to vest; therefore, it has been reduced for estimated forfeitures.  Total unrecognized stock-based compensation cost related to unvested time-based stock options was $93,390 as of June 30, 2019 and is expected to be recognized over a weighted-average period of 10 months.

	Number of shares	Weighted Average Exercise Price	Weighted Average Contractual term (months)	Aggregate Intrinsic Value
Options outstanding at December 31, 2018	-

Granted	581,250	$0.71

Exercised	-	-

Forfeited	206,250	$0.71

Expired	-	-

Options outstanding at June 30, 2019	375,000	$0.71	10	-

Exercisable at June 30, 2019	150,000	$0.71	10	-

Options exercisable and expected to vest at June 30, 2019	375,000	$0.71	10	-

During the six-month period ended June 30, 2019, the Company’s CEO personally sold 693,750 shares of his restricted common shares to several employees at par value. Compensation expense has been recorded at the fair market value of $492,563 and is included is selling, general and administrative expenses for the six-month period ended June 30, 2019.

COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is subject to various loss contingencies and assessments arising in the normal course of the business, some of which relate to litigation, claims, property taxes and sales and use tax or goods and services tax assessments. The Company considers the likelihood of the loss or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies and assessments. An estimated loss contingency or assessment is accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management regularly evaluates current information available to them to determine whether such accruals should be adjusted. Based on the information presently available, including discussion with counsel and other consultants, management believes that resolution of these matters will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

Future Commitments

The Company has a commitment, under an agreement, to make certain payments totaling $35,000 through April 2021.

NOTE 11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through the independent auditor’s report date, which is the date that the financial statements were available to be issued and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except as disclosed below.

In August 2019, the Company’s CEO personally repaid $100,000 to the holder of the $157,000 long-term note payable which was recorded as a reduction of the CEO’s amount due the Company at June 30, 2019. In October 2019, the lender converted the remaining balance of $57,000 and unpaid accrued interest into 87,849 shares of restricted common stock.

In October 2019, the lender of the $25,000 convertible note -payable converted the principal amount of $25,000 plus unpaid accrued interest into 39,363 shares of restricted common stock ( See Note 7)

In October 2019, the related party lender of the $44,000 note-payable, converted the principal amount of $44,000 plus unpaid accrued interest into 64,215 shares of restricted common stock ( See Note 7)

In October 2019, the Company issued 1,000,000 shares to a related party for conversion of debt. (See Notes 6 and 8)

In October 2019, the Company entered into an employment agreement with the Company’s CEO. The terms of the agreement include an annual base salary of $240,000 and a signing bonus of $500,000, as well as discretionary annual bonuses and participation in long-term incentive plans. The signing bonus may be paid in shares of the Company’s restricted common stock. The agreement remains in effect until the earlier of the discharge or resignation of the CEO.

In October 2019, the Company’s board of directors and a majority of shareholders eligible to vote, adopted a resolution increasing the number of authorized common shares from Twenty Five Million (25,000,000) to Fifty Million (50,000,000).

On November 1, 2019, the Company’s board of directors and a majority of shareholders eligible to vote adopted a resolution designating a new Series A Preferred Stock. One Million (1,000,000) shares were authorized.

On November 1, 2019, the Company’s board of directors and the majority of shareholders awarded CEO, Matthew Wolfson, Five Hundred Thousand (500,000) shares of Preferred A stock.

On December 11, 2019, the Company borrowed $50,000 in conjunction with a convertible promissory note. The note matures in May 2020 and is non- interest bearing. The lender has the right at any time on or after May 30, 2020, to convert the debt into fully paid and non- assessable shares of common stock at a price of $0.71 per share. The proceeds were used for operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended June 30, 2019 and periodic reports on Form 10-Q during that period. We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the common stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Matthew Wolfson our Chief Executive Officer.

PROSPECTUS

Electromedical Technologies, Inc.

16561 N. 92nd Street, Suite 101

Scottsdale, AZ 85260

(888) 880-7888

15,262,458 SHARES OF COMMON STOCK

DEALER PROSPECTUS DELIVERY OBLIGATION

Until February 28, 2020, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

January 15, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The Selling Security Holder will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the Selling Security Holder’s legal counsel applicable to the sale of its shares. All of the amounts shown are estimates, except for the SEC registration fees.

Item	Amount to be paid

SEC registration fee	$120.56
Legal fees and expenses	$4,000
Accounting fees and expenses	$1,000
Miscellaneous fees and expenses	$1,000
Total	$6,120.56

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Delaware law and eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

To the extent that our directors and officers are indemnified under the provisions contained in our bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares of Common Stock

Except as otherwise noted, the securities in these transactions were sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act for transactions not involving any public offering. Each of the persons acquiring the foregoing securities was an accredited investor (as defined in Rule 501(a) of Regulation D) and confirmed the foregoing and acknowledged, in writing, that the securities must be acquired and held for investment. All certificates evidencing the shares sold bore a restrictive legend. The Company took reasonable steps to verify that the investors were accredited investors. No underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

The proceeds from these sales were used for general corporate purposes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1.)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii.)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii.)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2.)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3.)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(5.)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6.)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i.)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii.)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii.)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv.)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

*	Filed herewith.

**	In accordance with Rule 406T of Regulation S-T, this information is deemed not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on January 15, 2020

By:	/s/ MatthewWolfson
Matthew Wolfson
Chief Executive Officer and Chief Financial Officer
(Principal Executive and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Wolfson as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Wolfson	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive and Financial Officer)	January 15, 2020

Exhibits

Exhibit Number	Exhibit Name

3.1	Certificate of Incorporation
3.2	Certificate of Conversion
3.3	Amended Articles As of January 9, 2020
3.4	Series A Preferred Designations
3.5	Corporate Bylaws
3.6	Stock Ownership Plan
3.7	Electro Medical BOD Res Series A
5.1	Opinion of Mailander Law Office, Inc.
10.1	CEO Employment Contract REV 1 2019
10.2	CEO 10b5-1 Sales Plan January 9, 2020
10.3	Agility Warrant Agreement
10.4	Titan Agreement
10.5	EBI Agreement Stock Issuance AgreementEB1 Past Debt
10.6	EBI 2 Agreement
10.7	Andrews Consulting Agreement
10.8	Blue Ridge Agreement
10.9	Board Res - KISS Note
10.10	Campbell Agreement
10.11	Gajic SPA
10.12	Iakovos Agreement
10.13	Kishkovsky Option Agreement
10.14	Myers SPA
10.15	Ogorodnikov Agreement
10.16	Padenko Agreement
10.17	PYP Enterprises Consent Consulting
10.18	PYP Enterprises Consulting Agreement
10.19	Rosin Agreement
10.20	KISS Agreement
10.21	Convertible Note December 11, 2019
23.1	Consent of Dbbmckenno, Independent Registered Certified Public Accounting Firm